Exhibit 10.50

Participation Agreement
dated as of December 30, 2004
among
Tandem Health Care of Ohio, Inc.,
as Lessee
Tandem Health Care, Inc.,
as Guarantor
SELCO Service Corporation,
as Lessor,
Key Corporate Capital Inc.,
as Purchaser,
Key Corporate Capital Inc.,
as Administrative Agent

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Appendix A	—	Definitions
Schedule I	—	Commitments
Schedule II	—	Notice Information, Wire Instructions and Funding Offices
Schedule III	—	Available Beds
Schedule IV	—	Property Costs
Schedule V	—	OFAC/Patriot Act
Schedule VI	—	Fixed Rent

Exhibit A	—	Form of Legal Opinion of Counsel to Lessee and Guarantor
Exhibit B	—	Form of Funding Request
Exhibit C	—	Form of Assignment Agreement
Exhibit D	—	Form of Master Lease
Exhibit E	—	Form of Guaranty
Exhibit F	—	Form of Receivables Purchase Agreement
Exhibit G	—	[Intentionally Reserved]
Exhibit H	—	Form of Assignment of Lease and Rent
Exhibit I	—	Form of Security Agreement
Exhibit J	—	Form of Lessee Stock Pledge
Exhibit K	—	[Intentionally Reserved]
Exhibit L	—	Form of Assignment of Certificates of Deposit
Exhibit M	—	[Intentionally Reserved]
Exhibit N	—	Form of Mortgage
Exhibit O	—	Form of Sublessee Stock Pledge
Exhibit P	—	Form of Sublessee Security Agreement
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Participation Agreement
     This Participation Agreement (this “Participation Agreement”), dated as of December 30, 2004, is entered into by and among Tandem Health Care of Ohio, Inc., an Ohio corporation, as the Lessee (the “Lessee”); Tandem Health Care, Inc. a Pennsylvania corporation, as Guarantor (the “Guarantor”); SELCO Service Corporation, an Ohio corporation, as Lessor (together with any permitted successors and assigns thereof, the “Lessor”); KEY CORPORATE CAPITAL INC., a Michigan corporation (together with any permitted successors and assigns thereof, each a “Purchaser” and collectively the “Purchasers”); Key Corporate Capital Inc., as Administrative Agent (in such capacity, together with any permitted successors and assigns, the “Administrative Agent”).
Witnesseth:
     Whereas, on the Acquisition Date, the Lessor will purchase the Properties from THC Ohio 2000-1 Trust;
     Whereas, the Lessor desires to lease each Property to the Lessee, and the Lessee desires to lease each Property from the Lessor;
     Whereas, the Lessor is willing to provide a portion of the funding of the costs of the acquisition of the Properties;
     Whereas, the Purchasers are willing to provide the remaining portion of the funding of the costs of the acquisition of the Properties;
     Whereas, such financing shall be secured by the Guaranty from the Guarantor, the Properties, the other Lessee Collateral, the Lessor Collateral and, in the case of the Lessor, the Supplemental Collateral, as set forth in this Agreement and the other Operative Documents;
     Now Therefore, in consideration of the mutual agreements contained in this Participation Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article I
Definitions; Interpretation
     Unless the context shall otherwise require, capitalized terms used and not defined herein shall have the meanings assigned thereto in Appendix A hereto for all purposes hereof (as such Appendix A may be amended, supplemented, amended and restated or otherwise modified from time to time, “Appendix A to this Participation Agreement”); and the rules of interpretation set forth in Appendix A to this Participation Agreement shall apply to this Participation Agreement.

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Article II
[Intentionally Reserved]
Article III
Funding of Advance
     Section 3.1. Advance. Subject to the conditions and terms hereof, on the Acquisition Date the Lessor shall take the following actions:
          (a) the Lessor shall make an Advance (out of funds provided by itself and out of the proceeds of the sale of the Purchased Interests) for the purpose of financing the acquisition of the Properties and the payment of Transaction Expenses incurred in connection with the foregoing, and the proceeds of such Advance shall be made to such parties designated in writing by the Lessee to the Lessor;
          (b) the Lessor shall acquire the Properties (using funds provided by itself and out of the proceeds of the sale of the Purchased Interests); and
          (c) the Lessor shall lease the Properties to the Lessee under the Master Lease and the respective Lease Supplements.
Notwithstanding any other provision hereof, (i) the Acquisition Date shall occur no later than December 31, 2004, and (ii) the aggregate principal amount of the Capital and Lessor Amounts shall not exceed $37,525,000.
     Section 3.2. Lessor’s Commitments. Subject to the conditions and terms hereof, the Lessor shall make available to the Administrative Agent on the Acquisition Date an amount (a “Lessor Amount”) in immediately available funds equal to the Lessor’s Commitment Percentage of the amount of the Advance. Notwithstanding any other provision hereof, the Lessor shall not be obligated to make available its Lessor Amount in excess of its Lessor Commitment.
     Section 3.3. Purchasers’ Commitments. Subject to the conditions and terms hereof and of the Receivables Purchase Agreement, on the Acquisition Date each Purchaser shall purchase an undivided percentage ownership interest in the Purchased Interests from the Lessor at the written request of the Lessee in an aggregate amount in immediately available funds equal to such Purchaser’s Pro Rata Share of such undivided percentage ownership interests. Notwithstanding any other provision hereof, no Purchaser shall be obligated to make any such purchase if, after giving effect to such purchase, the outstanding amount of such Purchaser’s Capital would exceed such Purchaser’s Commitment.
     Section 3.4. Procedures for Advance. (a) The Lessee shall give the Lessor and the Administrative Agent prior written notice of the Acquisition Date pursuant to a Funding Request substantially in the form of Exhibit B (a “Funding Request”), which Funding Request shall be delivered not later than 11:00 a.m. (Cleveland, Ohio time), one (1) Business Day prior to the

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proposed Acquisition Date, specifying: (i) the proposed Acquisition Date, (ii) the amount of Advance requested, (iii) the Properties to be acquired, (iv) the Property Cost for each such Property and (v) the Transaction Expenses to be funded by the Advance. The Administrative Agent shall promptly forward a copy of such Funding Request to each Participant. Subject to timely delivery of a Funding Request and the other terms and conditions of the Operative Documents, each Participant shall make its Commitment Percentage of the Advance available to the Administrative Agent for the account of the Lessor in immediately available funds by wire transfer to the Administrative Agent for the account of the Lessor by 1:00 p.m. (Cleveland, Ohio time) on the Acquisition Date.
          (b) Except as the Participants may otherwise agree in writing, the Advance shall be made solely to provide the Lessor with funds with which to pay for the cost of the acquisition of the Properties and the other Lessee Collateral and Transaction Expenses.
Article IV
Yield; Return; Fees
     Section 4.1. Yield. (a) The amount of the Lessor Amounts outstanding from time to time shall accrue yield (“Yield”) at the Yield Rate, calculated using the actual number of days elapsed and, when the Yield Rate is based on the Adjusted Eurodollar Rate, a 360-day year basis and, if calculated at the Base Rate, a 360-day year basis. If all or any portion of the Lessor Amounts, any Yield payable thereon or any other amount payable hereunder shall not be paid when due (whether at stated maturity, acceleration thereof or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the Overdue Rate. Upon the occurrence, and during the continuance of a Lease Event of Default, the principal of and, to the extent permitted by law. Yield on the Lessor Amounts and any other amounts owing hereunder or under the other Operative Documents shall bear interest at the Overdue Rate. Amounts accruing pursuant to the two preceding sentences shall be payable from time to time on demand. The Administrative Agent shall, as soon as practicable, but in no event later than 12:00 (noon), Cleveland, Ohio time, one (1) Business Day before the effectiveness of each Adjusted Eurodollar Rate, cause to be determined such Adjusted Eurodollar Rate, the resulting Yield and Basic Rent, and notify the Lessee and the Lessor thereof.
          (b) The Administrative Agent shall distribute, in accordance with Article VII, the Lessor Basic Rent and all other amounts due with respect to the Lessor Amounts paid to the Administrative Agent by the Lessee under the Lease from time to time.
          (c) During the Lease Term, Yield on outstanding Lessor Amounts made shall be due and payable in cash on each Scheduled Payment Date.
          (d) If not repaid sooner, the outstanding aggregate Lessor Amounts shall be repaid in full on the Maturity Date, subject to the provisions of Article XX of the Master Lease.
     Section 4.2. Return on Capital Payments. (a) The Capital shall accrue ROC computed and payable in accordance with the terms of the Receivables Purchase Agreement. The Capital

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shall become due and payable at the dates and times provided under the Receivables Purchase Agreement.
          (b) The Administrative Agent shall distribute, in accordance with Article VII, the Purchaser Basic Rent and all other amounts due with respect to the Capital paid to the Administrative Agent by the Lessee under the Lease from time to time.
     Section 4.3. Prepayments.
          (a) Voluntary Prepayments. The Lessee shall have the right, at any time (subject to subsection (c) below) on a Scheduled Payment Date, to prepay an amount equal to the aggregate outstanding Lease Balance in whole, but not in part, pursuant to, and subject to, the exercise of the Purchase Option permitted under the Lease, without premium or penalty (other than any Break Costs).
          (b) Mandatory Prepayments. All amounts payable by the Lessee pursuant to Article III, XIV, XV, XVI, XVIII or XX of the Master Lease shall be applied to the Capital and the Lessor Amounts in the manner set forth in Article VII hereof.
          (c) Notice. The Lessee will provide notice to the Administrative Agent of any voluntary prepayment by 10:00 A.M. (Cleveland, Ohio time) at least three (3) Business Days prior to the date of such voluntary prepayment.
     Section 4.4. Fees. The Lessee agrees to pay to the Arranger and the Administrative Agent, for its respective own account on the Acquisition Date and thereafter, such arrangement, structuring, underwriting, administrative and other fees as have heretofore been agreed to by the Lessee, the Arranger and the Administrative Agent as set forth in the Fee Letter.
     Section 4.5. Place and Manner of Payments. Except as otherwise specifically provided herein, all payments by the Lessee hereunder, under the Master Lease or under any other Operative Document shall be made to the Administrative Agent in Dollars in immediately available funds, without offset, deduction, counterclaim or withholding of any kind, to the Account in Cleveland, Ohio not later than 12:00 p.m. (Noon) (Cleveland, Ohio time) on the date when due. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. The Lessee shall, at the time it makes any payment under any Operative Document, specify to the Administrative Agent the Basic Rent, Property Cost, Fees, Supplemental Rent or other amounts payable by the Lessee hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent shall distribute such payment to the Purchasers and the Lessor in such manner as the Administrative Agent may determine to be appropriate in respect of obligations owing by Lessee subject to the terms of Section 4.6). The Administrative Agent will distribute such payments to such and the Lessor in accordance with Article VII, if any such payment is received prior to 2:00 p.m. (Cleveland, Ohio time) on a Business Day in like funds as received prior to such time, and otherwise the Administrative Agent will distribute such payment to such Purchasers and the Lessor on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not

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a Business Day, the due date thereof shall be extended to the next Business Day (subject to accrual of interest and fees for the period of such extension), except that in the case of Eurodollar Capital/Lessor Amounts, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day.
     Section 4.6. Pro Rata Treatment. Except to the extent otherwise provided herein, each payment or repayment of Capital and each payment of ROC shall be allocated pro rata among the relevant Purchasers, in accordance with the respective Pro Rata Shares.
     Section 4.7. Sharing of Payments. The Participants agree among themselves that, in the event that any Participant shall obtain payment in respect of any Capital or Lessor Amount or any other obligation owing to such Participant under the Operative Documents through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Participant under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Participation Agreement, such Participant shall promptly make such adjustments, from time to time, as shall be equitable to the end that all Participants shall share such payment in accordance with their respective ratable shares as provided for in this Participation Agreement. The Participants further agree among themselves that if payment to a Participant obtained by such Participant through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Participant which shall have shared the benefit of such payment shall return its share of that benefit (together with its share of any accrued ROC or Yield payable with respect thereto) to each Participant whose payment shall have been rescinded or otherwise restored. The Lessee agrees that any Participant may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, as fully as if such Participant were a holder of such Capital or Lessor Amount or other obligation. Except as otherwise expressly provided herein, if any Participant or the Administrative Agent shall fail to remit to the Administrative Agent or any Participant an amount payable by such party to the Administrative Agent or such Participant pursuant to the Operative Documents on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such Participant at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Participant receives a secured claim in lieu of a setoff to which this Section 4.7 applies, such Participant shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Participants under this Section 4.7 to share in the benefits of any recovery on such secured claim.
     Notwithstanding the foregoing, each Participant acknowledges that the Supplemental Collateral is not subject to, and is specifically excluded from, the terms and operation of this Section 4.7.

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Article V
Certain Intentions of the Parties
     Section 5.1. Nature of Transaction. (a) The parties hereto intend that (i) for financial accounting purposes with respect to the Lessee, the Lessor will be treated as the owner and the lessor of the Properties and the Lessee will be treated as the lessee of the Properties and (ii) for federal and all state and local income tax purposes, state real estate and commercial law and bankruptcy purposes,
          (A) the Lease will be treated as a secured financing arrangement between the Lessor and the Lessee, and
          (B) the Lessee will be treated as the owner of the Properties and will be entitled to all tax benefits ordinarily available to an owner of properties like the Properties for such tax purposes. Nevertheless, the Lessee acknowledges and agrees that neither the Administrative Agent, the arranger nor the Lessor or any Purchaser has made any representations or warranties to the Lessee concerning the tax, accounting or legal characteristics of the Operative Documents and that the lessee has obtained and relied upon such tax, accounting and legal advice concerning the Operative Documents as it deems appropriate.
          (b) Specifically, without limiting the generality of clause (a) of this Section 5.1, the parties hereto intend and agree that with respect to the nature of the transactions evidenced by the Lease in the context of the exercise of remedies under the Operative Documents, including, without limitation, in the event of any insolvency or receivership proceedings or a petition under the United States bankruptcy laws or any other applicable insolvency laws or statute of the United States of America or any state or commonwealth thereof affecting the Lessee, the Guarantor, the Lessor or the Purchasers or any enforcement or collection actions, the transactions evidenced by the Operative Documents shall be regarded as financing made by the Lessor as an unrelated third party to the Lessee, secured by the Properties, the other Lessee Collateral and the Lessor Collateral.
     Section 5.2. Amounts Due Under the Lease. Anything herein or elsewhere to the contrary notwithstanding, it is the intention of the parties hereto that: (i) the amount and timing of installments of Basic Rent due and payable from time to time from the Lessee under the Lease shall be equal to the aggregate payments due and payable as ROC on the Capital and Yield on the Lessor Amounts and, to the extent Fixed Rent is paid, as a return of outstanding Capital and a reduction of outstanding Lessor Amounts, on each Scheduled Payment Date; (ii) if the Lessee elects the Purchase Option or the Lessee becomes obligated to purchase the Properties under the Lease, the Capital, the Lessor Amounts, and all ROC, Yield and all other obligations of the Lessee owing to the Administrative Agent, the Lessor and the Purchasers shall be due and payable in full by the Lessee on the date set forth in the Lease; (iii) if the Lessee properly elects the Remarketing Option, the Lessee shall only be required to pay to the Administrative Agent from the proceeds of the sale of each Property that portion of the Purchaser Balance and any

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amounts due pursuant to Article XIII hereof and Section 20.2 of the Master Lease (which aggregate amounts may be less than the Lease Balance, with any amount in excess of the Lease Balance being payable to the Lessee); (iv) if the Lessee terminates the Lease with respect to a Property as a result of an Event of Loss the amounts then due and payable by the Lessee under the Lease shall include all amounts necessary to pay the Property Cost of the affected Property, all accrued and unpaid ROC and Yield related thereto and all other obligations of the Lessee then due and owing to the Administrative Agent and the Participants; and (v) upon an Event of Default resulting in an acceleration of the Lessee’s obligation to purchase each Property under the Lease, the amounts then due and payable by the Lessee under the Lease shall include all amounts necessary to pay in full the Lease Balance, plus all other amounts then due from the Lessee to the Participants and the Administrative Agent under the Operative Documents.
Article VI
Conditions Precedent
     Section 6.1. Acquisition Date. The closing date with respect to the acquisition of the Properties (the “Acquisition Date”) shall occur on the date on which all the conditions precedent thereto set forth in this Section 6.1 shall have been satisfied or waived by the applicable parties. The obligation of the Lessor to acquire the Properties on the Acquisition Date, the obligation of the Lessor to make available its Lessor Amount on the Acquisition Date and the obligation of each Purchaser to purchase its undivided percentage ownership interest in the Purchased Interests on the Acquisition Date, are subject to satisfaction or waiver of the following conditions precedent:
          (a) Funding Request. The Administrative Agent shall have received a fully executed counterpart of the Funding Request in accordance with Section 3.4.
          (b) Operative Documents. This Agreement and the other Operative Documents shall have been duly authorized, executed and delivered by the respective parties thereto, shall be in full force and effect on the Acquisition Date and the Administrative Agent and each Participant shall have received a fully executed counterpart thereof; provided that the original Certificates shall be delivered only to the respective holder thereof and the original copies of the Master Lease and each Lease Supplement shall be delivered to the Administrative Agent.
          (c) Representations and Warranties. On the Acquisition Date, the representations and warranties of the Lessee and the Guarantor in this Participation Agreement and in each of the other Operative Documents shall be true and correct in all material respects as though made on and as of such date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that a failure of any party’s representation or warranty to be true and correct on the Acquisition Date shall not be a condition precedent to such party’s performance of its obligations under the Operative Documents.

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          (d) Appraisal. At least ten (10) Business Days prior to the Acquisition Date, each Participant and the Administrative Agent shall have received an Appraisal of each Property in form and substance satisfactory to the Administrative Agent and each Participant.
          (e) Governmental Approvals. All necessary Governmental Actions required by any Requirement of Law for the purpose of authorizing (i) the Lessor to acquire the Properties, and (ii) the Lessee, the Guarantor, Lessor, the Administrative Agent and each Participant to enter into the Operative Documents, shall have been obtained or made and be in full force and effect.
          (f) Responsible Officer’s Certificate. Each Participant and the Administrative Agent shall have received a Responsible Officer’s Certificate of the Lessee and the Guarantor addressed to the Administrative Agent, each Purchaser and Lessor and dated as of the Acquisition Date, stating that (w) the representations and warranties of the Lessee and the Guarantor contained in the Participation Agreement and each other Operative Document to which it is a party are true and correct on and as of the Acquisition Date except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date; (x) no Default or Event of Default has occurred and is continuing under any Operative Document to which it is a party with respect to the Lessee and the Guarantor; (y) each Operative Document to which the Lessee and the Guarantor is a party is in full force and effect with respect to it; and (z) each of the Lessee and the Guarantor has duly performed and complied with all conditions contained herein or in any other Operative Document required to be performed and complied with by it on or prior to the Acquisition Date.
          (g) Evidence of Property Insurance. Each Participant and the Administrative Agent shall have received evidence that the insurance maintained by the Lessee with respect to each Property satisfies the requirements set forth in Article XIII of the Master Lease, setting forth the respective coverage, limits of liability, carrier, policy number and period of coverage.
          (h) Property Condition Report; Health Surveys. At least ten (10) Business Days prior to the Acquisition Date, the Lessor and the Administrative Agent shall have received (i) a Property Condition Report, each with respect to each Property, and (ii) copies of the most recent Department of Health Surveys, including follow-up revisits, plans of corrective actions and letters indicating that the Properties are in substantial compliance with the requirements of the Ohio Department of Health, each in form and substance reasonably satisfactory to the Participants and the Administrative Agent.
          (i) Deed. The Lessor shall have received at least one (1) Business Day prior to the Acquisition Date a copy of the proposed Deed with respect to each Property and on or prior to the Acquisition Date, such Deed shall have been duly executed conveying fee simple title to such Property to the Lessor and containing all customary seller’s warranties and subject only to Permitted Property Liens. The legal description, tax lot

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designation and zoning of the Land shall be reasonably acceptable to the Administrative Agent.
          (j) Bill of Sale. On or prior to the Acquisition Date, the Lessor shall have received a bill of sale (a “Bill of Sale”), conveying title to the Lessor in any Equipment comprising part of the relevant Property.
          (k) Corporate Documents. The Administrative Agent and each Participant shall have received evidence reasonably satisfactory to them as to the existence and good standing of the Lessee, the Guarantor and the Lessor in their respective jurisdictions of organization (and in the State of Ohio in the case of the Lessee) and as to the due authorization of the Operative Documents to which each such Person is a party and the incumbency of officers executing documents.
          (1) Fees; Transaction Expenses. The Lessee shall have paid all fees due and payable on the Acquisition Date pursuant to Section 4.4 and all Transaction Expenses for which Lessee receives an invoice at least one (1) Business Day prior to the Acquisition Date.
          (m) Sublessees. On or prior to the Acquisition Date, each Sublessee shall have executed and delivered a Permitted Sublease and a Sublessee Security Agreement, and the original counterpart of each such Permitted Sublease shall be delivered to the Administrative Agent.
          (n) Financing Statements. On or prior to the Acquisition Date, the Lessee, the Guarantor, the Sublessees and the Lessor shall have delivered all Financing Statements relating to the Properties, the other Lessee Collateral, the Lessor Collateral, the Sublessee Security Agreement, the Lessee Stock Pledge and the Supplemental Collateral as the Administrative Agent or any Participant may reasonably request in order to protect and perfect the Liens and interests intended to be created therein under the Operative Documents.
          (o) Recordation of Documents; Search Results. Each of the Participants shall have received (x) evidence reasonably satisfactory to it that each of the Lease Supplements, the Mortgages, the Assignment of Lease and Rent and the Financing Statements have been recorded in all jurisdictions where such filing is necessary to perfect the interests intended to be created thereby and (y) copies of file search reports from the Uniform Commercial Code filing officer in the jurisdiction (i) in which each Property is located or (ii) in which is located a place of business or the chief executive office of the Lessee setting forth the results of such Uniform Commercial Code file searches.
          (p) Survey. On or prior to January 30, 2005, the Lessee shall have delivered to each of the Participants and the Administrative Agent a survey of each Property reasonably acceptable to the Administrative Agent and the Participants.

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     (q) Title Insurance. On or prior to the Acquisition Date, the Lessee shall have delivered to the Administrative Agent and the Lessor a commitment to deliver an ALTA owners and ALTA lenders title insurance policy covering each Property in favor of the Lessor and the Administrative Agent, respectively, such policy to be in the amount not less than the sum of the related Property Cost, all to be reasonably satisfactory to the Participants with such customary endorsements and affirmative assurances issued by the title company as a routine matter. The Administrative Agent and the Participants shall also receive such reinsurance agreements as they may reasonably request.
     (r) No Default. There shall not have occurred and be continuing any Default or Event of Default under any of the Operative Documents, and no Default or Event of Default under any of the Operative Documents will have occurred after giving effect to the acquisition of the Properties. No Casualty or Condemnation shall have occurred.
     (s) Opinions of Counsel and of Local Counsel to the Lessee. The Administrative Agent and each Participant shall have received opinions of Buchanan Ingersoll Professional Corporation, counsel for the Lessee, the Guarantor and the Sublessees and as special Ohio counsel to the Lessee, the Guarantor and the Sublessees, covering the matters specified in Exhibit A, in form and substance satisfactory to the Administrative Agent and the Participants.
     (t) Supplemental Collateral. On the Acquisition Date, the Lessee shall have delivered the Supplemental Collateral to the Lessor, and the Supplemental Collateral shall be satisfactory to the Lessor in all respects.
     (u) Management Contracts. At least ten Business Days’ prior to the Acquisition Date, the Lessee shall have delivered to the Administrative Agent and each Participant the forms of the Management Contracts. The Management Contracts shall be in form and substance satisfactory to the Administrative Agent and each Participant. Executed copies of the Management Contracts and the Consulting Contracts shall be delivered to the Administrative Agent and each Participant on the Acquisition Date.
     (v) Lessee Stock; Sublessee Stock. The Guarantor shall have delivered to the Administrative Agent certificates representing all outstanding shares of stock of the Lessee, accompanied by stock powers endorsed in blank. The Lessee shall have delivered to the Administrative Agent certificates representing all outstanding shares of stock of each Sublessee, accompanied by stock powers endorsed in blank.
     (w) Residual Value Insurance. The Lessor shall have received residual value insurance in form and substance satisfactory to the Lessor with respect to the Properties.
     (x) Consents. All consents necessary in connection with the granting of the Liens on the Lessee Collateral and to the execution and delivery of the Sublessee Security Agreement shall have been obtained and copies thereof shall have been delivered to the Administrative Agent and each Participant.

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     (y) Documents; Licenses; Etc. The Administrative Agent and each Participant shall have received originals or copies, as appropriate. of all instruments, permits, licenses and other documents included in the Lessee Collateral.
     (z) Proceedings Satisfactory, Etc. All proceedings taken in connection with the Acquisition Date and all documents relating thereto shall be reasonably satisfactory to the Administrative Agent, each Participant and their respective counsel, and each such Person shall have received copies of such documents as they may reasonably request in connection therewith, all in form and substance reasonably satisfactory to each such Person.
All documents and instruments required to be delivered pursuant to this Section 6.1 shall be delivered at the offices of Schiff Hardin LLP, 233 South Wacker Drive, Chicago, Illinois 60606, or at such other location as may be determined by the Administrative Agent and the Lessee.
Article VII
Distributions
     Section 7.1. Basic Rent. Each payment of Basic Rent (and any payment of interest on overdue installments of Basic Rent) received by the Administrative Agent shall be distributed by the Administrative Agent first to the Purchasers and the Lessor pro rata, without priority of one over the other for application to, the Purchaser Basic Rent and Lessor Basic Rent, respectively then due, and second, to the Purchasers and the Lessor pro rata without priority of one over the other for application to any overdue ROC or Yield (to the extent permitted by Applicable Law).
     Section 7.2. Purchase Payments by the Lessee. Any payment received by the Administrative Agent as a result of:
     (a) the purchase of all of the Properties in connection with the exercise of the Purchase Option under Section 18.1 of the Master Lease, or compliance with the obligation to purchase (or cause its designee to purchase) all of the Properties in accordance with Section 18.2 or 18.3 of the Master Lease, or
     (b) compliance with the obligation to purchase all of the Properties in accordance with Section 16.2(f) of the Master Lease, or
     (c) failure to fulfill one or more of the conditions to exercise of the Remarketing Option with respect to any Property pursuant to Section 20.1 of the Master Lease and the receipt by the Lessor of the Lease Balance pursuant to the last paragraph of Section 20.2 of the Master Lease, or
     (d) the payment of the Property Balance with respect to any Property in accordance with Article XV or XVIII of the Master Lease,

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shall be distributed by the Administrative Agent to the Participants pro rata without priority of one over the other, in the proportion that the Participant Balance of each bears to the aggregate of all of the Participant Balances.
     Section 7.3. Payment of Maximum Recourse Amounts. In accordance with Section 20.2(f) of the Master Lease upon the exercise of the Remarketing Option, the payment of the Maximum Recourse Amount to the Administrative Agent shall be distributed to the Purchasers in accordance with their respective Pro Rata Shares of the Capital for application to the Capital.
     Section 7.4. Sales Proceeds of Remarketing of the Properties. Any payments received by the Administrative Agent as proceeds from the sale of the Properties pursuant to the exercise of the Remarketing Option pursuant to Article XX of the Master Lease, together with any payment made by the Lessee as a result of an appraisal pursuant to Section 13.2, shall be distributed by the Administrative Agent in the funds so received in the following order of priority:
     first, to the Purchasers in an amount equal to the aggregate amount of the Capital for application to the Participant Balance of each Purchaser, pro rata among the Purchasers without priority of one over the other in the proportion that the Participant Balance of each such Purchaser bears to the aggregate Participant Balances of all Purchaser and, in the case where the amounts so distributed shall be insufficient to pay in full as aforesaid, then pro rata among the Purchasers without priority of one over the other in the proportion that the Participant Balance of each such Purchaser bears to the aggregate Participant Balances of all Purchasers;
     second, to the extent not previously paid as required by Section 7.3 hereof, an amount equal to the Maximum Recourse Amount shall be distributed to the Purchasers as set forth in Section 7.3;
     third, an amount equal to the Lessor Balance shall be distributed to the Lessor for application to pay in full the Participant Balance of the Lessor, fourth, the balance, if any, shall be promptly paid to the Lessee.
     Section 7.5. Supplemental Rent; Excepted Payments. All payments of Supplemental Rent received by the Administrative Agent (excluding any amounts payable pursuant to the preceding provisions of this Article VII) and all Excepted Payments shall be distributed promptly by the Administrative Agent upon receipt thereof to the Persons entitled thereto pursuant to the Operative Documents.
     Section 7.6. Distribution of Payments after Lease Default or Lease Event of Default. (a) During the continuance of a Lease Event of Default and subject to clause (b) below, all payments received and amounts realized by the Lessor or the Administrative Agent, but excluding any Excluded Payments, shall, if received by the Lessor, be promptly paid to the

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Administrative Agent without reduction, set-off or counterclaim, and shall be distributed by the Administrative Agent in the following order of priority:
     first, so much of such payment or amount as shall be required to pay or reimburse the Administrative Agent and the Lessor for any tax, fees, expense, indemnification or other loss incurred by the Administrative Agent or the Lessor (to the extent incurred in connection with any duties as the Administrative Agent or Lessor, as the case may be), shall be distributed to the Administrative Agent and the Lessor without priority of one over the other for their own accounts in accordance with the amount of such payment or amount payable to such Person;
     second, so much of such payments or amounts as shall be required to pay the then existing Participants the amounts payable to them pursuant to any expense reimbursement or indemnification provisions of the Operative Documents shall be distributed to each such Participant without priority of one over the other in accordance with the amount of such payment or payments payable to each such Person;
     third, to the Purchasers, an amount equal to the aggregate Purchaser Balance then outstanding for application to the outstanding Purchaser Balance of each such Purchaser, in accordance with their respective Pro Rata Shares of Purchaser Balance without priority of one over the other and, in the case where the amounts so distributed shall be insufficient to pay in full as aforesaid, then pro rata among the Purchasers without priority of one over the other in accordance with their Pro Rata Shares;
     fourth, an amount equal to the aggregate Lessor Balance shall be distributed to the Lessor for application to pay in full the Participant Balance of Lessor;
     fifth, to the Participants and the Administrative Agent for any other amounts payable to them under the Operative Documents, pro rata based on the amounts payable; and
     sixth, the balance, if any, of such payment or amounts remaining thereafter shall be promptly distributed to the Lessee, its successors and assigns, or to such other Person lawfully entitled thereto.
     (b) All payments received and amounts realized by the Administrative Agent in connection with any Casualty or Condemnation during the continuance of a Lease Default or Lease Event of Default shall be distributed by the Administrative Agent as follows:
     (i) in the event that the Lessor and the Administrative Agent elect to pay all or a portion of such amounts to the Lessee for the repair of damage caused by such Casualty or Condemnation in accordance with Section 14.2 of the Master Lease, then such amounts shall be distributed to the Lessee, and
     (ii) in the event that the Lessor and the Administrative Agent elect to apply all or a portion of such amounts to the purchase price of the related Property in accordance

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with Section 14.2 and Article XV of the Master Lease, then such amounts shall be distributed in accordance with clause (a).
     Section 7.7. Casualty and Condemnation Amounts. Subject to Section 7.6(b), any amounts payable to the Administrative Agent as a result of a Casualty or Condemnation pursuant to Section 14.2 of the Master Lease and the Assignment of Lease and Rent shall be distributed as follows:
     (a) all amounts payable to the Lessee for the repair of damage caused by such Casualty or Condemnation in accordance with Section 14.2(a) of the Master Lease and any excess amounts remaining after satisfaction of the Lessee’s obligations in respect of such Casualty or Condemnation shall be distributed to the Lessee, and
     (b) all amounts that are to be applied to the Property Cost of the related Property in accordance with Section 14.2(a) and Article XV of the Master Lease shall be distributed by the Administrative Agent to the Purchasers and the Lessor pro rata without priority of one over the other, in the proportion that the Participant Balance of each bears to the aggregate of all of the Participant Balances.
     Section 7.8. Other Payments. (a) Except as otherwise provided in Sections 7.1, 7.2, 7.6 and clause (b) below, any payment received by the Administrative Agent for which no provision as to the application thereof is made in the Operative Documents or elsewhere in this Article VII (including any balance remaining after the application in full of amounts to satisfy any expressed provision) shall be distributed pro rata among the Purchasers and the Lessor without priority of one over the other, in the proportion that the Participant Balance of each bears to the aggregate of all the Participant Balances; provided that if there is any shortfall in a payment, the Purchasers shall be paid prior to the Lessor.
     (b) Except as otherwise provided in Sections 7.1, 7.2 and 7.6, all payments received and amounts realized by the Administrative Agent or the Lessor under the Master Lease or otherwise with respect to the Properties to the extent received or realized at any time after the indefeasible payment in full of the Participant Balances of all of the Purchasers and the Lessor and any other amounts due and owing to the Purchasers or the Lessor, shall be distributed forthwith by the Administrative Agent or the Lessor, as the case may be, in the order of priority set forth in Section 7.6(a).
     (c) Except as otherwise provided in Sections 7.1 and 7.2, any payment received by the Administrative Agent or the Lessor for which provisions as to the application thereof is made in an Operative Document but not elsewhere in this Article VII shall be distributed forthwith by the Lessor or the Administrative Agent to the Person and for the purpose for which such payment was made in accordance with the terms of such Operative Document.
     Section 7.9. Order of Application. To the extent any payment made to the Lessor pursuant to Sections 7.2, 7.3, 7.4, 7.6, 7.7 or 7.8 is insufficient to pay in full the Lessor Balance, then each such payment shall first be applied to accrued Yield and then to principal on the Lessor Amounts.

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     Section 7.10. Payments to Account. All payments made to the Administrative Agent pursuant to the Operative Documents shall be made to the Account.
Article VIII
Representations
     Section 8.1. Representations of the Participants. Each Participant represents and warrants to each other Participant, the Administrative Agent and the Lessee that:
     (a) ERISA. Such Participant is not and will not be purchasing its undivided percentage ownership interest in the Purchased Interests or funding its Lessor Amounts hereunder, and is not performing its obligations under the Operative Documents, with the assets of an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA, or “plan” (as defined in Section 4975(e)(1) of the Code).
     (b) Status. Such Participant meets at least one of the definitions (other than as a “Lessor” or a “Purchaser”) of the term “Eligible Assignee.”
     (c) Securities. Each Participant is participating in the Transactions for its own account and not with a view toward redistribution; provided that disposition of its rights hereunder shall remain in its control and the foregoing shall not affect the ability of any Participant to assign or sell participations in its rights in accordance with the Operative Documents.
     Section 8.2. Representations of the Lessee and the Guarantor. Each of the Lessee and the Guarantor hereby represents and warrants to each Participant and the Administrative Agent that:
     (a) Lessee and Guarantor Organization; Powers. The Lessee and Guarantor each (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio (in the case of the Lessee) and the State of Pennsylvania (in the case of the Guarantor), (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (iii) is qualified to do business in each jurisdiction where the Properties are located and in each other jurisdiction where the failure so to qualify would reasonably be likely to have a Material Adverse Effect, (iv) has the corporate power and authority to execute, deliver and perform its obligations under each of the Operative Documents and each other agreement or instrument, if any, contemplated thereby to which it is or will be a party hereunder, and (v) has its chief executive office located at 800 Concourse Parkway South, Suite 200, Maitland, Florida 32751. Each Sublessee is a wholly-owned Subsidiary of the Lessee.
     (b) Authorization. The execution, delivery and performance by Lessee and the Guarantor of each of the Operative Documents to which it is a party (i) have been duly authorized by all requisite corporate and, if required, stockholder action and (ii) will

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not (A) violate (x) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or bylaws of Lessee or the Guarantor, (y) any order, writ, ruling, injunction or decree of any Governmental Authority binding on it or (z) any provision of any indenture, agreement or other instrument to which Lessee or the Guarantor is a party or by which either of such, or any of their property is or may be bound except for violations which, in the case of clauses (y) and (z), would not have a Material Adverse Effect, (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument except for breaches or defaults which would not have a Material Adverse Effect or (C) result in the creation or imposition of (or the obligation to create or impose) any Lien upon or with respect to any property or assets now owned or hereafter acquired by Lessee or the Guarantor except pursuant to the Operative Documents.
     (c) Enforceability. (i) This Participation Agreement and each other Operative Document to which the Lessee or the Guarantor is a party has been duly executed and delivered by the Lessee and the Guarantor, as the case may be, and assuming the due authorization, execution and delivery thereof on the part of each other party thereto, each such Operative Document constitutes a legal, valid and binding obligation of Lessee or the Guarantor enforceable against such in accordance with its terms, except as such enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     (ii) If the transactions are treated as creating a secured loan to Lessee, as is the intent of the parties hereto, each of the Financing Statements and the Mortgages creates, or upon their execution, recordation and filing will create valid security interests in and mortgage liens on the Properties purported to be covered thereby, which security interests and mortgage liens are, and will remain to the extent appropriate UCC continuation filings are made, perfected security interests and mortgage liens, prior to all Liens other than Permitted Property Liens.
     (d) Governmental and Other Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority having jurisdiction over the Guarantor, the Lessee or any Sublessee or any Property is required in connection with the activities of Lessee, the Guarantor and the Sublessees pursuant to the Transactions or the enforceability of any Operative Document against either Lessee or Guarantor to which Lessee or any Guarantor is a party, except for the filing or recording of the Operative Documents referred to in Section 6.1(o) hereof and the Financing Statements with the appropriate Governmental Authorities and except such as have been made or obtained and are in full force and effect.
     (e) Financial Information. (i) The audited consolidated balance sheet of the Guarantor and its Subsidiaries at December 31, 2003 and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by Ernst

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& Young LLP, copies of which have been delivered to each Participant, fairly present, in all material respects, in conformity with GAAP, the consolidated financial position of Guarantor and its Subsidiaries at such date and their consolidated results of operations and cash flows for such fiscal year.
     (ii) The unaudited consolidated balance sheet of Guarantor and its Subsidiaries at September 30, 2004 and the related unaudited consolidated statements of income and cash flows for the three months then ended, copies of which have been delivered to each Participant, fairly present, in all material respects, in conformity with GAAP applied on a basis substantially consistent with the financial statement referred to in paragraph (i) of this Section, the consolidated financial position of Guarantor and its Subsidiaries at such date and their consolidated results of operations and cash flows for such three-month period (subject to normal year-end adjustments and the absence of footnotes).
     (iii) Since December 31, 2003 there has been no material adverse change in the business, financial position, results of operations or prospects of Guarantor and its Subsidiaries, considered as a whole.
     (f) Compliance with Laws; Permits. The Lessee is the lawful owner of all permits necessary for the proper and lawful operation of the Properties under applicable Requirements of Law. As of the Acquisition Date, the Lessee is in compliance and at all times will remain in compliance with the applicable provisions of skilled nursing facility, residential care, personal care, adult care, boarding home and/or assisted living facility laws, rules, regulations and published interpretations to which each Property is subject. No waivers of any laws, rules, regulations or requirements (including, but not limited to minimum square foot requirements per bed) are required for the Properties to operate in compliance with applicable Requirements of Law.
     (g) Title to Properties. The Guarantor and each of its Subsidiaries, including Lessee, has good and indefeasible title to its respective real properties (other than properties which it leases) and good title to all of its other respective properties and assets, including the properties and assets reflected in the most recent audited balance sheet referred to in Section 8.2(e) (other than properties and assets disposed of in the ordinary course of business), subject, in each case, to Permitted Property Liens.
     (h) Registrations, etc. The execution, delivery and performance by Administrative Agent and each Participant of the Operative Documents to which it is a party, and the consummation by such Persons of the transactions contemplated thereby, do not and will not require any registration, filing, license, qualification or permit with, consent or approval of, or notice or obligation to, or any other action to, with or by any federal, state or governmental authority or regulatory body having jurisdiction over the ownership, licensing, permitting or operation of the Properties.
     (i) Litigation; Compliance with Laws. There is no action, suit, investigation or proceeding pending or, to the knowledge of their Lessee or the Guarantor, threatened

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against the Lessee or their Guarantor or any of their Subsidiaries, or any properties or rights of the Lessee or the Guarantor or any of their Subsidiaries, by or before any court, arbitrator or administrative or governmental body that could be reasonably expected to result in a Material Adverse Effect.
     (j) Federal Reserve Regulations. (i) Neither the Lessee nor the Guarantor is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
          (ii) No part of the proceeds of the Advance will be used by the Lessee, whether directly or indirectly, and whether immediately, incidentally or ultimately, (A) to the purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (B) for any purpose which entails a violation of, or which is inconsistent with the provisions of the Regulations of the F.R.S. Board, including Regulation G, U or X.
     (k) Governmental Regulation. Neither Lessee nor the Guarantor is an “investment company” or a company “controlled” by an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (ii) subject to regulation under the Public Utility Holding Company Act of 1935.
     (l) Use of Proceeds. The proceeds of the Advance will be used only for the purpose of financing the acquisition of the Properties and the payment of Transaction Expenses incurred in connection therewith.
     (m) Tax Returns. The Lessee, the Guarantor and each of their Subsidiaries has filed all federal, state and other income tax returns which are required to be filed or have obtained extensions for the filing of such returns, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes (i) as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP or (ii) the non-payment of which (a) could not be reasonably expected to have a Material Adverse Effect, and (b) does not result in the creation of any Lien on any Property or other Lessee Collateral other than Permitted Property Liens.
     (n) No Misstatements. Neither the Operative Documents nor any other document, certificate or statement furnished to the Participants by or on behalf of the Lessee or the Guarantor in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not Materially misleading.
     (o) ERISA. No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the PBGC has been or is expected by the Guarantor or any ERISA Affiliate to be incurred with respect to any Plan (other

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than a Multiemployer Plan) by the Guarantor, any Subsidiary or any ERISA Affiliate which would have a Material Adverse Effect. Neither the Guarantor, any Subsidiary nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Guarantor and its Subsidiaries taken as a whole. The execution and delivery of the Operative Documents and the consummation of the Transactions will be exempt from or will not involve any transaction which is subject to the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under Section 502(i) of ERISA or a tax could he imposed pursuant to section 4975 of the Code.
     (p) Environmental Compliance. (i) The Lessee, the Guarantor and the Subsidiaries and all of their respective properties and facilities have complied (or upon knowledge of a violation, have taken such steps as are necessary to comply) at all times and in all respects with all applicable federal, state, local and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations relating to protection of the environment except, in any such case, where failure to so comply could not reasonably be expected to result in a Material Adverse Effect.
     (ii) (A) No violation of any Environmental Law has been committed or is about to be committed by the Lessee or at any Property, including without limitation, a violation relating to Releases, to air, surface water, land or groundwater, or to the withdrawal or use of groundwater, (B) no administrative or judicial complaint or order has been filed or is about to be filed against the Lessee or the Guarantor alleging violations of any Environmental Law or requiring the Lessee or the Guarantor to take any action in connection with the Release of any Hazardous Material into the environment at, to or from any Property, (C) no notice from a Federal, state, or local governmental agency or private party has been received by the Lessee or the Guarantor alleging that the Lessee or the Guarantor is or may be liable or responsible for costs associated with a response to or cleanup of a Release of any Hazardous Material into the environment at, to or from any Property or any damages caused thereby, (D) the Lessee and the Guarantor have not received any notice that the Lessee or the Guarantor is subject to Federal, state or local inquiry or investigation evaluating whether any removal or remedial action is needed to respond to the Release of any Hazardous Materials into the environment at, to or from any Property, (E) neither the Lessee nor the Guarantor has any knowledge of any past ownership or use of any Property, after all appropriate inquiry consistent with good commercial and customary practice in an effort to minimize liability which takes into account the “innocent landowner” provision set forth at 42 U.S.C. §9601(35), that resulted in a Release of Hazardous Materials onto such Property, (F) all permits, licenses and approvals necessary for operating each Property have been obtained and are in good standing, and (G) no environmental health or safety condition exists at any Property or any other property which could have a Material Adverse Effect.
     (q) Offer of Securities, etc. Neither Lessee, the Guarantor nor any Person authorized to act on their behalf has, directly or indirectly, offered any interest in the

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Properties or any other interest similar thereto (the sale or offer of which would be integrated with the sale or offer of such interest in the Properties), for sale to, or solicited any offer to acquire any of the same from, any Person other than each Participant and the Administrative Agent and other “accredited investors” (as defined in Regulation D of the Securities and Exchange Commission).
     (r) Property. The Properties and the contemplated use thereof by the Lessee and its agents, assignees, employees, lessees, sublessees, licensees, tenants and subtenants shall be in material compliance with all Requirements of Law (including, without limitation, all zoning and land use laws and Environmental Laws) and Insurance Requirements. There is no action, suit or proceeding (including any proceeding in condemnation or eminent domain or under any Environmental Law) pending or threatened, to the best of Lessee’s and Guarantor’s knowledge, with respect to it, or the Properties which adversely affects the title to, or the use, operation or value of, the Properties.
     (s) Utilities, etc. All utilities required to adequately service each Property for such Property’s intended use are available pursuant to adequate permits (including any that may be required under applicable Environmental Laws). No undisclosed casualty has had a Material Adverse Effect on any Property. Each Property has available all Material services of public facilities and other utilities necessary for use and operation of such Property for its intended purpose including, without limitation, adequate water and electricity. All utilities serving each Property or proposed to serve such Property are located in, and vehicular access to such Property is provided by, either public rights-of-way abutting such Property or Appurtenant Rights. The Lessee has obtained (or will obtain prior to the Acquisition Date) all appropriate Governmental Action, and has and will keep in full force and effect, all material operating permits necessary to allow for the Properties to be operated in accordance with their intended use.
     (t) Deed; Liens. The Deeds will be sufficient to convey good and marketable title to the Properties (subject to the Permitted Property Liens) to the Lessor. On the Acquisition Date, the Lessor will have good and marketable title to each Property, subject only to Permitted Property Liens. The other Lessee Collateral and the collateral under the Lessee Stock Pledge are free and clear of all Liens other than Permitted Property Liens.
     (u) Insurance. Lessee will, on or before the Acquisition Date, have obtained insurance coverage covering the Properties which meets the requirements of the Master Lease, and such coverage is in full force and effect.
     (v) Flood Hazard Areas. Except as otherwise identified on the applicable survey, plat or map delivered pursuant to Section 6.1(p), no portion of any Property will be located within an area identified as a special flood hazardous area by the Federal Emergency Management Agency.
     (w) Solvency. The Guarantor, the Lessee and each Sublessee are Solvent.

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     (x) Filings. As of the Acquisition Date, all filings necessary or desirable to perfect the right, title and interest of the Lessor in and to the Properties, the other Lessee Collateral and the Supplemental Collateral as against creditors of and purchasers from the Lessee will have been made. As of the Acquisition Date, all filings necessary or desirable to perfect the Lien of the Administrative Agent in and to the Lessor Collateral as against creditors of and purchasers from the Lessee and the Lessor will have been made.
     (y) OFAC; Patriot Act. Neither Guarantor, Lessee nor any Subsidiary thereof is (or will be) a person with whom the Administrative Agent, the Lessor or any Participant is restricted from doing business under OFAC (including those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or other Governmental Action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons.
     Section 8.3. Representations of the Lessor. The Lessor warrants and represents to the other parties hereto that:
     (a) The Lessor is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to execute, deliver, and perform its obligations under the Operative Documents to which it is a party.
     (b) The Operative Documents to which it is, or will be, a party have been duly authorized by all requisite corporate action, have been duly executed and delivered by the Lessor, and constitute, and each other Operative Document to which the Lessor is a party when executed and delivered by the Lessor will constitute, the valid and binding obligations of the Lessor enforceable against the Lessor in accordance with the respective terms thereof, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     (c) Neither the execution and delivery of the Operative Documents, the consummation of the transactions contemplated thereby nor the fulfillment of or compliance with the provisions thereof will require consent, approval, authorization, filing, registration or qualification under or conflict with or violate any Applicable Law applicable to the Lessor or any of its property, except as contemplated by the Operative Documents. The execution, delivery and performance of its obligations under the Operative Documents to which it is a party do not violate any provisions of the Lessor’s articles of incorporation or regulations.
     (d) There are no Lessor Liens attributable to the Lessor on the Collateral, the Property or any part thereof.

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     (e) The Lessor is not and will not be funding its Lessor Amounts hereunder with the assets of an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA, or “plan” (as defined in Section 4975(c)(1) of the Code).
     (f) The Lessor is participating in the Transactions for its own account and not with a view toward redistribution; provided that disposition of its rights hereunder shall remain in its control and the foregoing shall not affect the ability of the Lessor to assign, transfer or sell participations in its rights in accordance with the Operative Documents.
     (g) There are no actions or proceedings pending, or to the knowledge of the Lessor, threatened, against or affecting the Lessor in or before any Governmental Authority which, if adversely determined, would materially and adversely affect the ability of the Lessor to enter into or perform the Operative Documents to which it is a party.
     (h) The Lessor is Solvent.
Article IX
Payment of Certain Expenses
     The Lessee agrees, for the benefit of the Arranger, the Lessor, the Administrative Agent, and the Purchasers, that:
     Section 9.1. Transaction Expenses. (a) The Lessee shall pay, or cause to be paid, all Transaction Expenses in respect of the transactions on the Acquisition Date (which may be included in the Advance to the extent set forth in the Funding Request delivered pursuant to Section 3.4); provided, however, that, if the Lessee has not received written invoices therefor at least two (2) Business Days prior to such date, such Transaction Expenses shall be paid within thirty (30) days after the Lessee has received written invoices therefor.
     (b) The Lessee shall pay or cause to be paid (i) all reasonable costs and out-of-pocket expenses (including fees and expenses of counsel) incurred by the Lessor, the Administrative Agent or the Arranger in entering into any future amendments or supplements with respect to any of the Operative Documents, whether or not such amendments or supplements are ultimately entered into, or giving or withholding of waivers or consents hereto or thereto or incurred in connection with the insolvency or bankruptcy of the Lessee, the Guarantor or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the other Operative Documents, including financial advisors’ fees and counsel fees, (ii) all reasonable costs and out-of-pocket expenses (including fees and expenses of counsel) incurred by the Arranger, the Administrative Agent, the Lessor or the Purchasers in connection with the purchase of any Property by Lessee or other Person pursuant to Articles XVIII and XXI of the Master Lease and (iii) after the occurrence and during the continuance of a Lease Event of Default, all reasonable costs and expenses (including fees and expenses of counsel) incurred by any of the Participants the Administrative Agent or the Arranger in respect of enforcement of

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any of their rights or remedies against the Lessee or the Guarantor in respect of the Operative Documents.
     Section 9.2. Brokers’ Fees and Stamp Taxes. The Lessee shall pay or cause to be paid any brokers’ fees and any and all stamp, transfer and other similar taxes, fees and excise, if any, including any interest and penalties, which are payable in connection with the transactions contemplated by this Participation Agreement and the other Operative Documents.
     Section 9.3. Receivables Purchase Agreement and Related Obligations. If a Lease Event of Default has occurred and is continuing, the Lessee shall pay, without duplication of any other obligation of the Lessee to pay any such amount under the Operative Documents, before the due date thereof, all costs, expenses and other amounts (other than Capital and ROC which are payable to the extent otherwise required by the Operative Documents) required to be paid by the Lessor, the Administrative Agent or any of the Purchasers under the Receivables Purchase Agreement and the Assignment of Lease and Rent.
Article X
Covenants of the Lessee and the Guarantor
     The Lessee and the Guarantor covenant and agree with the Arranger, the Lessor, the Administrative Agent and the Purchasers that, so long as this Participation Agreement and the Master Lease shall remain in effect or any amounts, fees or any other expenses or amounts payable under any Operative Document shall be unpaid unless the Required Participants shall otherwise consent in writing:
     Section 10.1. Corporate Existence, Etc. The Lessee and the Guarantor will preserve and keep in full force and effect, and will cause each of its Subsidiaries to preserve and keep in full force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect, provided that the foregoing shall not prevent any transaction permitted by Section 10.12.
     Section 10.2. Insurance. The Lessee and the Guarantor will maintain, and will cause each of its Subsidiaries to maintain, insurance coverage by financially sound and reputable insurers and in such forms and amounts and against such risks as are consistent with the Guarantor’s insurance practices existing on the Acquisition Date.
     Section 10.3. Taxes, Claims for Labor and Materials; Compliance with Laws The Lessee and the Guarantor will (i) promptly pay and discharge, and will cause each of its Subsidiaries promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon it or such Subsidiary, respectively, or upon or in respect of all or any part of its property or business or of such Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any of its property or such Subsidiary; provided it or such Subsidiary shall not be required to pay any such tax, assessment, charge levy, account

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payable or claim if (1) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any of its property or such Subsidiary or any material interference with the use thereof by it or such Subsidiary, and (2) it or such Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto; and (ii) promptly comply, and will cause each of its Subsidiaries to promptly comply, in all material respects, with all Requirements of Law (including all Environmental Laws).
     Section 10.4. Nature of Business. Neither Lessee, the Guarantor nor any of their respective Subsidiaries will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by Lessee, the Guarantor and their Subsidiaries would be Materially changed from the general nature of the business engaged in by Lessee, the Guarantor and their Subsidiaries on the date hereof.
     Section 10.5. Visitation Rights. At any reasonable time and from time to time upon reasonable prior notice, the Lessee and the Guarantor will permit the Purchasers and Lessor or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of the Lessee, the Guarantor and any of their Subsidiaries, and to discuss the affairs, finances and accounts of the Lessee, the Guarantor and any of their subsidiaries with any of their respective officers or directors. Any such visitation shall be at the expense of the applicable Purchaser or Lessor so long as no Event of Default shall have occurred and be continuing, and thereafter at the expense of the Lessee.
     Section 10.6. Financial Information. The Lessee and the Guarantor shall provide the following information and statements to the Administrative Agent and each Participant:
     (a) Quarterly Statements — within 45 days after the end of each quarterly fiscal period in each fiscal year of the Lessee and the Guarantor (other than the last quarterly fiscal period of each such fiscal year), copies of:
     (i) consolidated balance sheets of the Guarantor and its Subsidiaries as at the end of such quarter, and
     (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Lessee and the Guarantor for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Responsible Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

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     (b) Annual Statements — within 120 days after the end of each fiscal year of the Lessee and the Guarantor, copies of,
     (i) consolidated and consolidating balance sheets of the Lessee and the Guarantor, as at the end of such year, and
     (ii) consolidated and consolidating statements of income, changes in shareholders’ equity and cash flows of the Lessee and the Guarantor, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;
     (c) Property Statements — within 45 days after the end of each quarterly fiscal period in each fiscal year of the Lessee, copies of Lessee’s internally prepared financial statements for each Property, including statements of income and expenses, utilization reports (including number of bed days available and actual patient days incurred for such quarterly period), quarterly census information of each Property as of the end of such quarterly period in sufficient detail to show patient-mix, occupancy, payor mix and per diems (private pay, Medicare, Medicaid and other), setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Responsible Officer as fairly presenting, in all material respects, the financial position of the operations at each Property being reported on and their results of operations and cash flows;
     (d) SEC and Other Reports — promptly upon their becoming available, one copy (if any) of (i) each financial statement, report, notice or proxy statement sent by the Lessee or the Guarantor to public securities holders generally, and (ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by the Lessee or the Guarantor with the Securities and Exchange Commission;
     (e) Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Lease Default or Lease Event of Default, a written notice specifying the nature and period of existence thereof and what action the Lessee is taking or proposes to take with respect thereto;

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     (f) Cost Reports — within 60 days of receipt thereof, copies of all Medicare and Medicaid cost reports with respect to the Properties;
     (g) Surveys — within 60 days after the survey date thereof, copies of all Ohio Department of Health Surveys with respect to the Properties, including follow-up revisits, plans of corrective actions and letters indicating that the Properties are in substantial compliance with the requirements of the Ohio Department of Health;
     (h) Medicare/Medicaid Certification — promptly, and in any event within five days of receipt thereof, notice of receipt by the Lessee or any Sublessee from the State of Ohio or the Health Care Financing Administration of a possible termination or impending termination of any Medicare or Medicaid certification; and
     (i) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Lessee or the Guarantor or relating to the ability of the Lessee or the Guarantor to perform its obligations under the Operative Documents as from time to time may be reasonably requested by any such Person.
     Section 10.7. Responsible Officer’s Certificate. Each set of financial statements delivered pursuant to Section 10.6(a) or Section 10.6(b) hereof shall be accompanied by a certificate of a Responsible Officer of the Lessee or the Guarantor, as applicable, setting forth:
     (a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Lessee was in compliance with the requirements of Sections 10.8 and 10.9 hereof and the Guarantor was in compliance with the requirements of Section 10.10 hereof during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and
     (b) Event of Default — a statement that such Responsible Officer has reviewed the relevant terms of the Operative Documents and has made a review of the transactions and conditions of the Lessee or the Guarantor, as the case may be, from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Lease Default or a Lease Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Lessee or the Guarantor shall have taken or proposes to take with respect thereto.
     Section 10.8. Occupancy. The Lessee shall maintain on an aggregate basis as to all Properties for each fiscal quarter of the Lessee an occupancy level of not less than 85% of the Available Beds; provided that if the Lessee increases the number of Available Beds at any Property, the Lessee and the Participants shall consult in good faith as to any adjustment to the

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foregoing requirement for such Property to account for an appropriate stabilization period (if any) for such additional Available Beds.
     Section 10.9. Lessee CR. The Lessee will not permit the Lessee Coverage Ratio to be less than 1.40 to 1 for the trailing twelve months measured at the end of each calendar quarter beginning with the calendar quarter ended December 31, 2004.
     Section 10.10. Guarantor DSCR. The Guarantor will not permit the Guarantor Debt Service Coverage Ratio to be less than 1.00 to 1 for the period of four consecutive fiscal quarters ending at the end of each fiscal quarter of the Guarantor.
     Section 10.11. Lessee Merger, etc. The Lessee shall not consolidate with or merge with or into any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person.
     Section 10.12. Guarantor Merger, etc. The Guarantor shall not consolidate with or merge with any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person unless:
     (a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Guarantor as an entirety, as the case may be, shall be a solvent corporation organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Guarantor is not such corporation, such corporation shall have executed and delivered to the Administrative Agent and the Participants (i) its assumption of the due and punctual performance and observance of each covenant and condition of the Guarantor under the Operative Documents, in form and substance satisfactory to such Persons and (ii) shall have caused to be delivered to the Administrative Agent and the Participants an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Participants, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and
     (b) immediately after giving effect to such transaction, (i) no Lease Default or Lease Event of Default shall have occurred and be continuing, and (ii) such corporation shall have a tangible net worth (determined in accordance with GAAP) at least equal to the tangible net worth of the Guarantor immediately prior to such transaction.
No such conveyance, transfer or lease of substantially all of the assets of the Guarantor shall have the effect of releasing the Guarantor or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.12 from its liability under the Operative Documents.
     Section 10.13. Change in Ownership of Lessee and Sublessees. The Guarantor will at all times own, directly or indirectly, not less than 100% of all of the issued and outstanding stock

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(and any securities convertible at any time and from time to time into capital stock) of Lessee free and clear of all Liens other than the Lien of the Lessee Stock Pledge. The Lessee will at all times that any Sublessee subleases any Property own, directly or indirectly, not less than 100% of all of the issued and outstanding stock (and any securities convertible at any time and from time to time into capital stock) of such Sublessee free and clear of all Liens other than the Lien of the Sublessee Stock Pledge.
     Section 10.14. Amendments to Agreements. The Lessee will not, and will not permit any Sublessee to, without the prior written consent of the Administrative Agent (acting at the direction of the Required Participants), amend, modify or waive any provision of the Subleases, the Management Contracts, or any other agreement or instrument included within the Lessee Collateral.
     Section 10.15. Restricted Payments. The Lessee will not, and will not permit any Subsidiary to, declare or pay any dividends on, or purchase, redeem or retire, or make any other payment or distribution in respect of, any shares of its capital stock (“Restricted Payments”); provided that the Lessee or any such Subsidiary may make Restricted Payments so long as no Material Default exists, as of the time such Restricted Payment is made.
     Section 10.16. Supplemental Collateral. The Lessee shall at all times cause the Supplemental Collateral to be maintained, subject at all times to a perfected lien in favor of the Administrative Agent, in an amount not less than the Lessor Amount in effect on the Acquisition Date and in a duration satisfactory to the Lessor.
Article XI
Other Covenants and Agreements
     Section 11.1. Cooperation with the Lessee. The Lessor, the Participants and the Administrative Agent shall, to the extent reasonably requested by the Lessee (but without assuming additional liabilities, duties or other obligations on account thereof), at the Lessee’s expense, cooperate with the Lessee in connection with its covenants contained herein including, without limitation, at any time and from time to time, upon the request of the Lessee, to promptly and duly execute and deliver any and all such further instruments, documents and financing statements (and continuation statements related thereto) as the Lessee may reasonably request in order to perform such covenants.
     Section 11.2. Covenants of the Lessor. The Lessor hereby agrees that so long as this Participation Agreement is in effect the Lessor will not create or permit to exist at any time, and will, at its own cost and expense, promptly take such action as may be necessary duly to discharge, or to cause to be discharged, all Lessor Liens on the Properties attributable to it; provided, however, that the Lessor shall not be required to so discharge any such Lessor Lien while the same is being contested in good faith by appropriate proceedings diligently prosecuted so long as such proceedings shall not involve any material danger of impairment of the Liens of the Master Lease or the Operative Documents or of the sale, forfeiture or loss of, and shall not

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interfere with the use or disposition of, the Properties or title thereto or any interest therein or the payment of Rent.
     Section 11.3. SELCO Status. Upon the reasonable written request of the Lessee or Guarantor made not more than one (1) time in a calendar year, the Lessor will deliver a letter addressed to the Lessee or Guarantor of the same tenor as that certain letter dated on or about the Acquisition Date from the Lessor to the Lessee (the “Lessor Letter”); provided that if there have been any changes to the factual matters set forth in the Lessor Letter (other than SELCO Service Corporation being a wholly-owned consolidated subsidiary of KeyBank National Association) or the financial accounting standards referenced therein that bear on the conclusions set forth therein, such letter shall set forth the analysis based on such changed factual matters or accounting standards. The Lessee may make such request via electronic mail.
Article XII
Transfers of Participants’ Interests
     Section 12.1 Assignments (a) Upon surrender of any Certificate to the Administrative Agent for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the Purchaser of such Certificate or its attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Certificate or part thereof), the Lessor shall execute and deliver, at the Lessor’s expense (except as provided below), one or more new Certificates (as requested by the Purchaser thereof) in exchange therefor, in an aggregate principal amount equal to the Purchaser Balance of the surrendered Certificate. Each such new Certificate shall name such new Person as such Purchaser may request and shall be substantially in the form of the Certificate originally issued hereunder or under any Receivables Purchase Agreement. The Lessor may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Purchased Interests. Certificates shall not be transferred in denominations of less than $5,000,000, provided that if necessary to enable the registration of transfer by a Purchaser of its entire Purchased Interest, one Certificate may be in a denomination of less than $5,000,000.
     (b) The Lessor may assign all of its rights and obligations hereunder pursuant to an assignment agreement in form and substance reasonably satisfactory to the Lessee and the Administrative Agent (provided that the Lessee’s approval shall not be required during the continuance of a Lease Event of Default) to (i) an Eligible Lessor Assignee or (ii) to any other Person, with the prior written consent of the Lessee and the Administrative Agent (which consents shall not be unreasonably withheld or delayed; and provided that the Lessee’s consent shall not be required during the continuance of a Lease Event of Default). Any assignment hereunder shall be effective upon the later of (x) delivery to the Administrative Agent and the Lessee of written notice of the assignment and (y) the date on which all required consents thereto shall have been given (or, if applicable, deemed given). The Lessor will deliver written notice to the Administrative Agent and the Lessee of any such proposed assignment at least ten (10) Business Days prior to the proposed date of such assignment, which notice shall contain the name of the proposed assignee and financial information with respect thereto sufficient to

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determine whether such transferee is an Eligible Lessor Assignee (any such notice, a “Notice of Proposed Assignment”). To the extent any consents to an assignment are required hereunder, such consents shall be deemed to have been given if the party entitled to consent thereto does not object to the proposed transferee within five (5) Business Days of its receipt of the applicable Notice of Proposed Assignment. The Lessor shall make such filings and give such notices as shall be necessary to evidence such assignment in all public offices where filings have been made under the Operative Documents, and the Lessee and the Administrative Agent shall cooperate with the Lessor in effecting such filings and notices. Upon the effectiveness of any such assignment, the assignee shall become the “Lessor” for all purposes of the Operative Documents and the assignor shall be relieved of its obligations hereunder. In connection with any assignment pursuant to this Section 12.1(b), the Lessee and the Administrative Agent will, promptly upon the request of the Lessor, execute and deliver an acknowledgment of such assignment and the succession of the transferee to all rights and obligations of the transferor Lessor under the Operative Documents in such form as the transferee may reasonably request.
     Section 12.2. Participations. Each Participant may sell, transfer, grant or assign participations in all or any part of such Participant’s interests and obligations hereunder; provided that (i) such selling Participant shall remain a “Purchaser” or the “Lessor”, as the case may be, for all purposes under the Operative Documents (such selling Participant’s obligations under the Operative Documents remaining unchanged) and the sub-participant shall not constitute a Participant hereunder, (ii) no such sub-participant shall have, or be granted, rights to approve any amendment or waiver relating to the Operative Documents except to the extent any such amendment or waiver would (A) reduce the amount of or rate of ROC on or fees in respect of any Capital or Lessor Amounts in which the sub-participant is participating, (B) postpone the date fixed for any payment (including extension of the Expiration Date or the date of any mandatory prepayment of any amounts in which the sub-participant is participating, or (C) release all or substantially all of the collateral or guarantees (except as expressly provided in the Operative Documents) supporting any of the Capital or Lessor Amounts or Commitments in which the sub-participant is participating, (iii) sub-sub-participations by the sub-participant (except to an Affiliate, parent company or Affiliate of a parent company of the sub-participant) shall be prohibited, and (iv) written notice of each such participation is given to the Lessee. In the case of any such participation, the sub-participant shall not have any rights under the Operative Documents (the sub-participant’s rights against the selling Participant in respect of such participation to be those set forth in the participation agreement with such Participant creating such participation) and all amounts payable by the Lessee hereunder shall be determined as if such Participant had not sold such participation; provided, however, that (x) such sub-participant shall be entitled to receive additional amounts under Sections 13.5, 13.10 and 13.11 on the same basis as if it were a Participant (but only to the extent that the Participant would have been entitled to receive such additional amounts with respect to the interest participated had it not sold such participation), and (y) any such sub-participant shall be bound by the provisions of Section 15.16.
     Section 12.3. Withholding Taxes; Disclosure of Information; Pledge Under Regulation A. (a) If the assignee of any Participant pursuant to Section 12.1 or the subparticipant of any Participant pursuant to Section 12.2 is (i) not a citizen or resident of the United States of America, (ii) not a corporation, partnership or other entity created or organized in or under the

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laws of the United States of America (or any jurisdiction thereof) or (iii) not an estate or trust that is subject to federal income taxation regardless of the source of its income (each, a “Non-U.S. Transferee”), then such Non-U.S. Transferee shall deliver (or cause to be delivered) upon the request of the Lessee to each of the Administrative Agent and the Lessee one of the following properly completed and signed U.S. tax forms: (i) a form W-8ECI or (ii) a form W-8BEN claiming a valid exemption under an applicable U.S. tax treaty for all income payable to such Non-U.S. Transferee under the Operative Documents.
     (b) If the assignee of any Participant pursuant to Section 12.1 or the subparticipant of any Participant pursuant to Section 12.2 is not a Non-U.S. Transferee (each, a “U.S. Transferee”), then such U.S. Transferee shall deliver (or cause to be delivered) to each of the Administrative Agent and the Lessee a properly completed and signed U.S. Form W-9.
     (c) Any Participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Article XII, disclose to such assignee or participant or proposed assignee or participant, any information relating to Lessee, the Guarantor or the Transactions, subject to appropriate confidentiality requirements relating to such information.
     (d) Anything in this Article XII to the contrary notwithstanding, any Purchaser may without the consent of the Lessee, the Administrative Agent or the Lessor, assign and pledge all or any portion of the Certificates held by it to any Federal Reserve Bank, the United States Treasury or to any other financial institution as collateral security pursuant to Regulation A of the F.R.S. Board and any operating circular issued by the Federal Reserve System and/or the Federal Reserve Bank or otherwise; provided, any payment by the Lessee or the Guarantor for the benefit of the assigning or pledging Participant shall be deemed to satisfy the Lessee’s or the Guarantor’s obligations with respect thereto.
Article XIII
Indemnification
     Section 13.1. General Indemnification. The Lessee agrees to assume liability for, and to indemnify, protect, defend, save and keep harmless each Indemnitee, on an After Tax Basis, from and against any and all Claims that may be imposed on, incurred by or asserted against such Indemnitee (whether because of action or omission by such Indemnitee or otherwise), whether or not such Indemnitee shall also be indemnified as to any such Claim by any other Person and whether or not such Claim arises or accrues prior to the Acquisition Date or after the Expiration Date, in any way relating to or arising out of:
     (i) any of the Operative Documents or any of the transactions contemplated thereby, and any amendment, modification or waiver in respect thereof;
     (ii) the Properties or any part thereof or interest therein;

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     (iii) the purchase, design, construction, preparation, installation, inspection, delivery, nondelivery, acceptance, rejection, ownership, management, possession, operation, rental, lease, sublease, repossession, maintenance, repair, alteration, modification, addition or substitution, storage, transfer of title, redelivery, use, financing or refinancing by the Lessee, disposition, operation, condition, sale (including without limitation, any sale pursuant to Section 16.2(d) or 16.2(f) of the Master Lease or any sale pursuant to Article XV, XVIII or XX of the Master Lease), return or other disposition of all or any part or any interest in the Properties or the imposition of any Lien except Lessor Liens and Liens in favor of the Purchasers or the Lessor (or incurring of any liability to refund or pay over any amount as a result of any such Lien) thereon, including, without limitation: (1) Claims or penalties arising from any violation of law or in tort (on the basis of strict liability or otherwise), (2) latent or other defects, whether or not discoverable, (3) any Claim based upon a violation or alleged violation of the terms of any restriction, easement, condition or covenant or other matter affecting title to any Property, (4) the making of any Modifications in violation of any standards imposed by any insurance policies required to be maintained by Lessee pursuant to the Lease which are in effect at any time with respect to any Property or any part thereof, (5) any Claim for patent, trademark or copyright infringement with respect to any Property, and (6) Claims arising from any public improvements with respect to any Property resulting in any change or special assessments being levied against such Properly or any plans to widen, modify or realign any street or highway adjacent to such Property, or any Claim for utility “tap-in” fees;
     (iv) the breach by Lessee or the Guarantor of any covenant, representation or warranty made by it in any Operative Document or any certificate required to be delivered by it by any Operative Document;
     (v) the retaining or employment of any broker, finder or financial advisor by any Lessee to act on its behalf in connection with this Participation Agreement or any other Operative Document;
     (vi) the existence of any Lien on or with respect to the Properties, any Basic Rent or Supplemental Rent, title thereto, or any interest therein including any Liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of any Property or by reason of labor or materials furnished or claimed to have been furnished to the Lessee, or any of its contractors or agents or by reason of the financing of any personalty or equipment purchased or leased by the Lessee or Modifications constructed by the Lessee, except Lessor Liens and Liens in favor of the Purchasers or the Lessor; and
     (vii) subject to the accuracy of any Participant’s representation set forth in Section 8.1 (a), as to such Participant, the transactions contemplated by the Lease or by any other Operative Document, in respect of the application of Parts 4 and 5 of Subtitle B of Title I of ERISA and any prohibited transaction described in Section 4975(c) of the Code;

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provided, however, that the Lessee shall not be required to indemnify any Indemnitee under this Section 13.1 for any of the following: (1) any Claim to the extent resulting from the willful misconduct or gross negligence of such Indemnitee (it being understood that the Lessee shall be required to indemnify an Indemnitee even if the ordinary (but not gross) negligence of such Indemnitee caused or contributed to such Claim) or the breach of any representation, warranty or covenant of such Indemnitee set forth in any Operative Document, (2) any Claim resulting from Lessor Liens attributable to such Indemnitee, (3) any Claim arising from a breach or alleged breach by such Indemnitee of any Operative Document or any agreement entered into in connection with the assignment or participation of any Purchased Interest or Lessor Amount, and (4) any Claim arising in respect to any Property to the extent attributable to acts or events occurring in the period after the Lessee ceases to lease such Property from the Lessor, provided that the facts supporting such Claim occur after such period. It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of and shall be separate and independent from any remedy under the Lease or any other Operative Document. Without limiting the express rights of any Indemnitee under this Section 13.1, this Section 13.1 shall be construed as an indemnity only and not a guaranty of residual value of the Properties or as a guaranty of the Lessor Amounts.
     Section 13.2. End of Term Indemnity. (a) If the Lessee elects the Remarketing Option and there would, after giving effect to the proposed remarketing transaction, be a Shortfall Amount, then prior to the Expiration Date and as a condition to the Lessee’s right to complete the remarketing of the Properties pursuant to Article XX of the Master Lease, the Lessee shall cause to be delivered to the Administrative Agent and the Lessor at least sixty (60) days prior to the Expiration Date, at the Lessee’s sole cost and expense, a report from the Appraiser in form and substance satisfactory to the Lessor, the Administrative Agent and the Purchasers (the “End of the Term Report”) which shall state the appraiser’s conclusions as to the reason for any decline in the Fair Market Sales Value of any Property from that anticipated for such date in the Appraisal delivered with respect to such Property.
     (b) On or prior to the Expiration Date the Lessee shall pay to the Administrative Agent and Lessor for the account of each of the Lessor and Purchasers an amount (not to exceed the Shortfall Amount) equal to the portion of the Shortfall Amount that the End of the Term Report demonstrates was the result of a decline in the Fair Market Sales Value of any Property due to:
     (i) extraordinary use; failure to maintain, repair, restore, rebuild or replace; failure to comply with all Applicable Law; failure to use; workmanship; method of installation or removal or maintenance, repair, rebuilding or replacement (excepting in each case ordinary wear and tear and except as otherwise provided in the Lease); or
     (ii) any Modification made to, or any rebuilding of, such Property or any part thereof by the Lessee or any sublessee, in each case not in compliance with the Operative Documents or;
     (iii) contamination at such Property resulting from any Hazardous Activity, Hazardous Materials or Environmental Violations, or

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     (iv) any restoration or rebuilding carried out by the Lessee, or
     (v) any condemnation of any portion of such Property pursuant to Article XIV of the Master Lease, or
     (vi) any use of such Property or any part thereof by the Lessee other than for its intended purposes as contemplated by the Appraisal, or
     (vii) any grant, release, dedication, transfer, annexation or amendment made pursuant to Section 11.2 of the Master Lease, or
     (viii) the failure of the Lessor to have good and marketable title to such Property free and clear of all Liens (other than Permitted Property Liens), or
     (ix) the existence of any sublease relating to the Properties that shall survive the Expiration Date.
The indemnity set forth in this Section 13.2 is not a guaranty of the residual value or Lessor Amounts with respect to any Property.
     Section 13.3. Environmental Indemnity. Without limitation of the other provisions of this Article XIII, the Lessee and the Guarantor hereby agree to indemnify, hold harmless and defend each Indemnitee from and against any and all claims (including, without limitation, third party claims for personal injury or real or personal property damage), losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings, judgments, remedial actions, requirements, enforcement actions of any kind, and all reasonable and documented costs and expenses incurred in connection therewith (including but not limited to reasonable and documented attorneys’ and/or paralegals’ fees and expenses and costs incurred in connection with any investigation or monitoring of site conditions or any clean-up, remedial, removal or restoration work with respect to any Property undertaken or required by any federal, state or local Governmental Authority), arising or asserted under any Environmental Laws, and arising in whole or in part, out of:
     (a) the presence on or under any Property of any Hazardous Materials, or any Releases of any Hazardous Materials on, under, from or at any Property;
     (b) any activity, including, without limitation, construction, carried on or undertaken on or off any Property, whether by the Lessee (or any predecessor in title) or any employees, agents, contractors or subcontractors of the Lessee (or any predecessor in title), or in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials that at any time are located or present on or under or that at any time migrate, flow, percolate, diffuse or in any way move onto or off any Property;
     (c) with respect to any Hazardous Materials at any Property, loss of or damage to any property or the environment (including, without limitation, clean-up costs,

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response costs, remediation and removal costs, costs of corrective action, costs of financial assurance, fines and penalties and natural resource damages), or death or injury to any Person, and all expenses associated with the protection of wildlife, aquatic species, vegetation, flora and fauna, and any mitigative action required by or under Environmental Laws; or
     (d) any noncompliance with Environmental Laws, or any act or omission causing an environmental condition at any Property that requires remediation or causing any Governmental Authority to record a Lien pursuant to Environmental Laws on the land record of such Property; or
     (e) any residual contamination on or under any Property, including any contamination affecting any natural resources, and any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any Hazardous Material associated with such Property, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable laws, regulations, codes and ordinances;
provided, however, that the Lessee and the Guarantor shall not be required to indemnify any Indemnitee under this Section 13.3 for any Claim to the extent resulting from the willful misconduct or gross negligence of such Indemnitee or arising in respect to any Property to the extent attributable to acts or events occurring in the period after the Lessee ceases to lease such Property from the Lessor under the related Lease Supplement, provided that the facts supporting such Claim occur after such period. It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of the Lease Term with respect to any Claim based on facts or circumstances arising prior to or during the Lease Term, and shall be separate and independent from any remedy under the Lease or any other Operative Document.
     Section 13.4. Proceedings in Respect of Claims. With respect to any amount that the Lessee is requested by an Indemnitee to pay by reason of Section 13.1 or 13.3, such Indemnitee shall, if so requested by the Lessee, submit such additional information to the Lessee as the Lessee may reasonably request and which is in the possession of such Indemnitee to substantiate properly the requested payment. In case any action, suit or proceeding shall be brought against any Indemnitee in respect of Claims indemnifiable under Sections 13.1 or 13.3, such Indemnitee shall notify the Lessee of the commencement thereof, and the Lessee shall be entitled, at the Lessee’s expense, to participate in, and, to the extent that the Lessee desires to, assume and control the defense thereof; provided, however, that the Lessee shall have acknowledged in writing its obligation to fully indemnify such Indemnitee in respect of such action, suit or proceeding, and the Lessee shall keep such Indemnitee fully apprised of the status of such action, suit or proceeding and shall provide such Indemnitee with all information with respect to such action, suit or proceeding as such Indemnitee shall reasonably request, and provided, further, that the Lessee shall not be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that, (A) in the reasonable opinion of such Indemnitee, (x) such action, suit or proceeding involves any risk of imposition of criminal liability or material civil liability on such Indemnitee or will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Property Lien) on the Properties or any other Lessee

Tandem Health Care of Ohio, Inc.	Participation Agreement
Collateral or any part thereof unless, in the case of civil liability only, the Lessee shall have agreed in writing to be responsible for such risk or shall have posted a bond or other security against such risk satisfactory to such Indemnitee, or (y) the control of such action, suit or proceeding would involve an actual or potential conflict of interest, (B) such proceeding involves Claims not fully indemnified by the Lessee which the Lessee and the Indemnitee have been unable to sever from the indemnified claim(s), or (C) an Event of Default under the Lease has occurred and is continuing. The Indemnitee will join in the Lessee’s efforts to sever such action. The Indemnitee may participate at its own expense and with its own counsel in any proceeding conducted by the Lessee in accordance with the foregoing. The Lessee shall not enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under Section 13.1 or 13.3 without prior written consent of the Indemnitee, which consent shall not be unreasonably withheld in the case of a money settlement not involving an admission of liability of such Indemnitee.
     Each Indemnitee shall at the expense of the Lessee cooperate with and supply the Lessee with such information and documents reasonably requested by the Lessee as are necessary or advisable for the Lessee to participate in any action, suit or proceeding to the extent permitted by Section 13.1 or 13.3. Unless a Lease Event of Default shall have occurred and be continuing and provided that the Lessee shall have acknowledged in writing its obligation to fully indemnify such Indemnitee with respect thereto, no Indemnitee shall enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under Section 13.1 or 13.3 without the prior written consent of the Lessee, which consent shall not be unreasonably withheld, unless such Indemnitee waives its right to be indemnified under Section 13.1 or 13.3 with respect to such Claim.
     Upon payment in full of any Claim by the Lessee pursuant to Section 13.1 or 13.3 to or on behalf of an Indemnitee, the Lessee, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto (other than claims in respect of insurance policies maintained by such Indemnitee at its own expense), and such Indemnitee shall execute such instruments of assignment and conveyance, evidence of claims and payment and such other documents, instruments and agreements as may be necessary to preserve any such claims and otherwise cooperate with the Lessee and give such further assurances as are necessary or advisable to enable the Lessee vigorously to pursue such claims.
     Any amount payable to an Indemnitee pursuant to Section 13.1 or 13.3 shall be paid to such Indemnitee promptly upon receipt of a written demand therefor from such Indemnitee, accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable.

Tandem Health Care of Ohio, Inc.	Participation Agreement
     Section 13.5. General Tax Indemnity, (a) Indemnification. Without limitation of the rights of any Tax Indemnitee under any other indemnification provision of this Article XIII, the Lessee shall pay and assume liability for, and does hereby agree to indemnify, protect and defend the applicable Property and all Tax Indemnitees, and hold them harmless against, all Impositions on an After Tax Basis.
     (b) Contests. If any claim shall be made against any Tax Indemnitee or if any proceeding shall be commenced against any Tax Indemnitee (including a written notice of such proceeding) for any Imposition as to which the Lessee may have an indemnity obligation pursuant to this Section 13.5, or if any Tax Indemnitee shall determine that any Imposition to which the Lessee may have an indemnity obligation pursuant to this Section 13.5 may be payable, such Tax Indemnitee shall promptly (and in any event, within thirty (30) days) notify the Lessee in writing (provided that failure to so notify the Lessee within thirty (30) days shall not alter such Tax Indemnitee’s rights under this Section 13.5 except to the extent such failure precludes or materially adversely affects the ability to conduct a contest of any Impositions) and shall not take any action with respect to such claim, proceeding or Imposition without the written consent of the Lessee (such consent not to be unreasonably withheld or unreasonably delayed) for thirty (30) days after the receipt of such notice by the Lessee; provided, however, that in the case of any such claim or proceeding, if such Tax Indemnitee shall be required by law or regulation to take action prior to the end of such thirty (30) day period, such Tax Indemnitee shall in such notice to the Lessee, so inform the Lessee and such Tax Indemnitee shall not take any action with respect to such claim, proceeding or Imposition without the consent of the Lessee (such consent not to be unreasonably withheld or unreasonably delayed) for 10 days after the receipt of such notice by the Lessee unless such Tax Indemnitee shall be required by law or regulation to take action prior to the end of such ten (10) day period.
     The Lessee shall be entitled for a period of thirty (30) days from receipt of such notice from such Tax Indemnitee (or such shorter period as such Tax Indemnitee has notified the Lessee is required by law or regulation for such Tax Indemnitee to commence such contest), to request in writing that such Tax Indemnitee contest the imposition of such Tax, at the Lessee’s expense. If (x) such contest can be pursued in the name of the Lessee and independently from any other proceeding involving a Tax liability of such Tax Indemnitee for which the Lessee has not agreed to indemnify such Tax Indemnitee, (y) such contest must be pursued in the name of such Tax Indemnitee, but can be pursued independently from any other proceeding involving a Tax liability of such Tax Indemnitee for which the Lessee has not agreed to indemnify such Tax Indemnitee or (z) such Tax Indemnitee so requests, then the Lessee shall be permitted to control the contest of such claim, provided that in the case of a contest described in clause (y), if such Tax Indemnitee determines reasonably and in good faith that such contest by the Lessee could have a material adverse impact on the business or operations of such Tax Indemnitee and provides a written explanation to the Lessee of such determination, such Tax Indemnitee may elect to control or reassert control of the contest, and provided that by taking control of the contest, the Lessee acknowledges that it is responsible for the Imposition ultimately determined to be due by reason of such claim, and provided, further, that in determining the application of clauses (x) and (y) above, each Tax Indemnitee shall take any and all reasonable steps to segregate claims for any Taxes for which the Lessee indemnifies hereunder from Taxes for which the Lessee is not obligated to indemnify hereunder, so that the Lessee can control the

Tandem Health Care of Ohio, Inc.	Participation Agreement
contest of the former. In all other claims requested to be contested by the Lessee, such Tax Indemnitee shall control the contest of such claim, acting through counsel reasonably acceptable to the Lessee. In no event shall the Lessee be permitted to contest (or such Tax Indemnitee required to contest) any claim, (A) if such Tax Indemnitee provides the Lessee with a legal opinion of counsel reasonably acceptable to the Lessee that such action suit or proceeding involves a risk of imposition of criminal liability or material civil liability on such Tax Indemnitee or will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Property Lien) on the Properties or any other Lessee Collateral or any part thereof unless, with respect to civil liability only, the Lessee shall have agreed in writing to be responsible for such risk or shall have posted a bond or other security against such risk satisfactory to such Indemnitee, (B) if an Event of Default under the Lease has occurred and is continuing, (C) unless the Lessee shall have agreed to pay and shall pay, to such Tax Indemnitee on demand all reasonable out-of-pocket costs, losses and expenses that such Tax Indemnitee may incur in connection with contesting such Imposition including all reasonable legal, accounting and investigatory fees and disbursements, or (D) if such contest shall involve the payment of the Tax prior to the contest, unless the Lessee shall provide to such Tax Indemnitee an interest-free advance in an amount equal to the Imposition that the Indemnitee is required to pay (with no additional net after-tax costs to such Tax Indemnitee). In addition for Tax Indemnitee controlled contests and claims contested in the name of such Tax Indemnitee in a public forum, no contest shall be required: (A) unless the amount of the potential indemnity (taking into account all similar or logically related claims that have been or could be raised in any audit involving any or all such Tax Indemnitees with respect to any period for which the Lessee may be liable to pay an indemnity under this Section 13.5(b)) exceeds $100,000 and (B) unless, if requested by such Tax Indemnitee, the Lessee shall have provided to such Tax Indemnitee an opinion of counsel selected by the Lessee (which may be in-house counsel) that a reasonable basis exists to contest such claim. In no event shall a Tax Indemnitee be required to appeal an adverse judicial determination to the United States Supreme Court.
     The party conducting the contest shall consult in good faith with the other party and its counsel with respect to the contest of such claim for Taxes (or claim for refund) but the decisions regarding what actions are to be taken shall be made by the controlling party in its sole judgment, provided, however, that if such Tax Indemnitee is the controlling party and the Lessee recommends the acceptance of a settlement offer made by the relevant Governmental Authority and such Tax Indemnitee rejects such settlement offer then the amount for which the Lessee will be required to indemnify such Tax Indemnitee with respect to the Taxes subject to such offer shall not exceed the amount which it would have owed if such settlement offer had been accepted. In addition, the controlling party shall keep the non-controlling party reasonably informed as to the progress of the contest, and shall provide the noncontrolling party with a copy of (or appropriate excerpts from) and reports or claims issued by the relevant auditing agents or taxing authority to the controlling party thereof, in connection with such claim or the contest thereof.
     Each Tax Indemnitee shall, at the Lessee’s expense, cooperate with and supply the Lessee with such information and documents reasonably requested by the Lessee as are necessary or advisable for the Lessee to participate in any action, suit or proceeding to the extent permitted by this Section 13.5(b). Notwithstanding anything in this Section 13.5(b) to the

Tandem Health Care of Ohio, Inc.	Participation Agreement
contrary, no Tax Indemnitee shall enter into any settlement or other compromise or fail to appeal an adverse ruling with respect to any claim which is entitled to be indemnified under this Section 13.5 (and with respect to which contest is required under this Section 13.5(b)) without the prior written consent of the Lessee, unless such Tax Indemnitee waives its right to be indemnified under this Section 13.5 with respect to such claim pursuant to the next paragraph.
     Notwithstanding anything contained herein to the contrary, a Tax Indemnitee will not be required to contest or continue to contest (and the Lessee shall not be permitted to contest or continue to contest) a claim with respect to the imposition of any Tax if such Tax Indemnitee shall waive its right to indemnification under this Section 13.5 with respect to such claim (and any claim with respect to such year or any other taxable year the contest of which is materially adversely affected as a result of such waiver) and returns to the Lessee all amounts previously advanced to the Indemnitee with respect to the contest of such claim.
     (c) [Intentionally omitted]
     (d) Payments. Any Imposition indemnifiable tinder this Section 13.5 shall be paid directly when due to the applicable taxing authority if direct payment is practicable and permitted. If direct payment to the applicable taxing authority is not permitted or is otherwise not made, any amount payable to a Tax Indemnitee pursuant to Section 13.5 shall be paid within thirty (30) days after receipt of a written demand therefor from such Tax Indemnitee accompanied by a written statement describing in reasonable detail the amount so payable, but not prior to the date that the relevant Taxes are due. Any payments made pursuant to this Section 13.5 shall be made directly to such Tax Indemnitee entitled thereto or the Lessee, as the case may be, in immediately available funds at such bank or to such account as specified by the payee in written directions to the payor, or, if no such direction shall have been given, by check of the payor payable to the order of the payee by certified mail, postage prepaid at its address as set forth in Schedule II hereto. Upon the request of any Tax Indemnitee with respect to a Tax that the Lessee is required to pay, the Lessee shall furnish to such Tax Indemnitee the original or a certified copy of a receipt for the Lessee’s payment of such Tax or such other evidence of payment as is reasonably acceptable to such Tax Indemnitee.
     (e) Reports. In the case of any report, return or statement required to be filed with respect to any Taxes that are subject to indemnification under this Section 13.5 and of which the Lessee has knowledge, the Lessee shall promptly notify such Tax Indemnitee of such requirement and, at the Lessee’s expense (i) if the Lessee is permitted by Applicable Law, timely file such report, return or statement in its own name or (ii) if such report, return or statement is required to be in the name of or filed by such Tax Indemnitee, prepare and finish such statement for filing by such Tax Indemnitee in such manner as shall be satisfactory to such Tax Indemnitee and send the same to such Tax Indemnitee for filing no later than fifteen (15) days prior to the due date therefor. In any case in which such Tax Indemnitee will file any such report, return or statement, the Lessee shall, upon written request of such Tax Indemnitee, provide such Tax Indemnitee with such information as is reasonably necessary to allow such Tax Indemnitee to file such report, return or statement.

Tandem Health Care of Ohio, Inc.	Participation Agreement
     (f) [Intentionally omitted]
     (g) Tax Ownership. Each Tax Indemnitee represents and warrants that it will not, prior to the termination of the Master Lease, claim ownership of (or any tax benefits, including depreciation, with respect to) the Properties for any income tax purposes (unless required to do so by a Governmental Authority), it being understood that the Lessee is and will remain the owner of the Properties for such income tax purposes until the termination of the Master Lease or the other Operative Documents.
     Section 13.6, Indemnity Payments in Addition to Lease Obligations. The Lessee acknowledges and agrees that the Lessee’s obligations to make indemnity payments under this Article XIII are separate from, in addition to, and do not reduce, the Lessee’s obligations to pay any amounts owing from time to time under the Lease or the other Operative Documents.
     Section 13.7. Eurodollar Rate Unlawful. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Acquisition Date shall make it unlawful, unavailable or unascertainable for any Participant to make, continue or maintain Eurodollar Capital/Lessor Amounts as contemplated by the Operative Documents, (i) such Participant shall promptly give written notice of such circumstances to the Lessee and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Participant hereunder to make, continue or maintain Eurodollar Capital/Lessor Amounts shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Participant to make, continue or maintain Eurodollar Capital/Lessor Amounts (or until such Eurodollar Capital/Lessor Amounts become available or ascertainable), such Participant shall then have a commitment only to make or maintain Base Rate Capital or Lessor Amounts when Eurodollar Capital/Lessor Amounts are requested and (c) such Participant’s Capital or Lessor Amounts then outstanding as Eurodollar Capital/Lessor Amounts, if any, shall be converted automatically to Base Rate Capital or Lessor Amounts on the respective last days of the then current Rent Periods with respect to such Capital or Lessor Amounts or within such earlier period as required by law. If any such conversion of Eurodollar Capital/Lessor Amounts occurs on a day which is not the last day of the then current Rent Period with respect thereto, the Lessee shall pay to such Participant such amounts, if any, as may be required pursuant to Section 13.10.
     Section 13.8. Deposits Unavailable. If any of the Participants shall have determined that:
     (i) Dollar deposits in the relevant amount and for the relevant Rent Period are not available to such Participant in its relevant market; or
     (ii) by reason of circumstances affecting such Participant’s relevant market, adequate and reasonable means do not exist for ascertaining the ROC or Yield, as the case may be, applicable to such Participant’s Eurodollar Capital/Lessor Amounts;
then, upon notice from such Participant to the Lessee, the Administrative Agent, the Lessor and the other Participants, (x) the obligations of such Participant to make or continue any Eurodollar Capital/Lessor Amounts shall be suspended, and (y) each outstanding Eurodollar Capital/Lessor

Tandem Health Care of Ohio, Inc.	Participation Agreement
Amount held by such participant shall automatically convert into a Base Rate Capital/Lessor Amount on the last day of the current Rent Period applicable thereto.
     Section 13.9. Increased Costs, etc. (a) If the adoption of or any change in a Requirement of Law or in the interpretation or application thereof applicable to any Participant, or compliance by any Participant with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Acquisition Date (or, if later, the date on which such Participant becomes a Participant):
     (i) shall subject such Participant to any tax of any kind whatsoever with respect to any Eurodollar Capital/Lessor Amounts made, continued or maintained by it or its obligation to make, continue or maintain Eurodollar Capital/Lessor Amounts, or change the basis of taxation of payments to such Participant in respect thereof (except for excluded Impositions, any changes in taxes measured by or imposed upon the overall gross or net income, franchise or other taxes (imposed in lieu of such net income tax), of such Participant or its applicable funding office, branch, or any affiliate thereof); or
     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, Capital, Lessor Amounts, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Participant which is not otherwise included in the determination of the Adjusted Eurodollar Rate hereunder; or
     (iii) shall impose on such Participant any other condition (excluding any Tax of any kind) whatsoever in connection with the Operative Documents;
and the result of any of the foregoing is to increase the cost to such Participant, by a material amount, of making, continuing or maintaining Eurodollar Capital/Lessor Amounts or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Lessee from such Participant, through the Administrative Agent, in accordance herewith, the Lessee shall pay such Participant any additional amounts necessary to compensate such Participant for such increased cost or reduced amount receivable; provided that, in any such case, the Lessee may elect to convert the Eurodollar Capital/Lessor Amounts made by such Participant hereunder to Base Rate Amounts by giving the Administrative Agent at least one (1) Business Day’s notice of such election, in which case the Lessee shall promptly pay to such Participant, upon demand, without duplication, such amounts, if any, as may be required pursuant to Section 13.10. All payments required by this Section 13.9(a) shall be made by the Lessee within ten (10) Business Days after demand by the affected Participant. The Lessee shall not be obligated to reimburse any Participant for any increased cost or reduced return incurred more than one hundred eighty (180) days after the date that such Participant receives actual notice of such increased cost or reduced return unless such Participant gives notice thereof to the Lessee in accordance with this Section 13.9 during such one hundred eighty (180) day period. If any Participant becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Lessee, through the Administrative Agent, certifying (x) that one of the events described in this clause (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such

Tandem Health Care of Ohio, Inc.	Participation Agreement
event and (z) as to the additional amount demanded by such Participant and a reasonably detailed explanation of the calculation thereof (including the method by which such Participant allocated such amounts to the Lessee). Such a certificate as to any additional amounts payable pursuant to this clause submitted by such Participant, through the Administrative Agent, to the Lessee shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Participation Agreement and the payment of the Capital and Lessor Amounts and all other amounts payable hereunder.
     (b) Each Participant shall use its reasonable efforts to reduce or eliminate any unlawfulness or claim for compensation pursuant to Sections 13.7, 13.8 or 13.9(a), including, without limitation, a change in the office of such Participant at which its obligations related to this Participation Agreement are maintained if such change will cure the unlawfulness or avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Participant, be otherwise disadvantageous to it. If any such claim of unlawfulness or for compensation shall not be eliminated or waived, the Lessee shall have the right to replace the affected Participant with a new financial institution that shall succeed to the rights of such Participant under this Participation Agreement; provided, however, that such Participant shall not be replaced hereunder until it has been paid in full such claim and all other amounts owed to it hereunder.
     Section 13.10. Funding Losses; Break Costs. (a) The Lessee agrees to indemnify each Indemnitee and to hold each Indemnitee harmless from any loss or expense which such Indemnitee may sustain or incur as a consequence of (i) default in making a sale of the undivided percentage ownership interests in the Purchased Interests or borrowing of Lessor Amounts which are Eurodollar Capital/Lessor Amounts after Lessee has given a notice requesting the same in accordance with the provisions of this Participation Agreement, (ii) default by the Lessee in making any prepayment of any Capital or Lessor Amount which is a Eurodollar Capital/Lessor Amount after the Lessee has given a notice thereof in accordance with the provisions of this Participation Agreement or (iii) the making of a payment or prepayment of Capital or Lessor Amounts which are Eurodollar Capital/Lessor Amounts on a day which is not the last day of a Rent Period with respect thereto. This covenant shall survive the termination of this Participation Agreement or any other Operative Document and the payment of the Capital, Lessor Amounts and all other amounts payable under the Operative Documents.
          (b) The Lessee shall, upon receipt from the Administrative Agent or any Participant of a statement of the amount of any loss, cost or expense constituting Break Costs prepared in good faith and in reasonable detail (which statement shall be binding absent manifest error), pay the amount of such Break Costs to the requesting Person.
     Section 13.11. Capital Adequacy. (a) If the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Participant with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, in each case made subsequent to the Acquisition Date has or will have the effect of reducing the rate of return on any Participant’s or

Tandem Health Care of Ohio, Inc.	Participation Agreement
its parent company’s capital by a material amount, as a consequence of its commitments or obligations hereunder to a level below that which such Participant or its parent company could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Participant’s or its parent company’s policies with respect to capital adequacy), then, upon notice from such Participant, the Lessee shall pay to such Participant such additional amount or amounts as will compensate such Participant and its parent company for such reduction (it being understood that such parent company shall not be reimbursed to the extent its subsidiary Participant is reimbursed by the Lessee in connection with the same or a similar law, rule, regulation, change, request or directive applicable to such Participant). All payments required by this Section 13.11 shall be made by the Lessee within ten (10) Business Days after demand by the affected Participant. The Lessee shall not be obligated to reimburse any Participant for any reduced return incurred more than one hundred eighty (180) days after the date that such Participant receives actual notice of such reduced return unless such Participant gives notice thereof to the Lessee in accordance with this Section 13.11 during such one hundred eighty (180) day period. If any Participant becomes entitled to claim any additional amounts pursuant to this clause, it shall provide prompt written notice thereof to the Lessee, through the Administrative Agent, certifying (x) that one of the events described in this clause (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Participant and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this clause submitted by such Participant, through the Administrative Agent, to the Lessee shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Participation Agreement and the other Operative Documents and the payment of the Capital and Lessor Amounts and all other amounts payable hereunder and thereunder.
     (b) Each Participant shall use its commercially reasonable efforts to reduce or eliminate, any claim for compensation pursuant to this Section 13.11, including, without limitation, a change in the office of such Participant at which its obligations related to the Operative Documents are maintained if such change will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Participant, be otherwise disadvantageous to it. If any such claim for compensation shall not be eliminated or waived, the Lessee shall have the right to replace the affected Participant with a new financial institution that shall succeed to the rights of such Participant under the Operative Documents; provided, however, that such Participant shall not be replaced hereunder until it has been paid in full such claim and all other amounts owed to it hereunder.
Article XIV
[Intentionally Reserved]

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Article XV
Miscellaneous
     Section 15.1. Survival of Agreements. The representations, warranties, covenants, indemnities and agreements of the parties provided for in the Operative Documents, and the parties’ obligations under any and all thereof, shall survive the execution and delivery of this Participation Agreement, the transfer of any Property to the Lessor, any disposition of any interest of the Lessor, or any Participant in any Property and the payment of the Capital and Lessor Amounts and any disposition thereof, and shall be and continue in effect to the extent set forth in such Operative Documents notwithstanding any investigation made by any party and the fact that any party may waive compliance with any of the other terms, provisions or conditions of any of the Operative Documents. Except as otherwise expressly set forth herein or in the other Operative Documents, the indemnities of the parties provided for in the Operative Documents shall survive the expiration or termination of any thereof.
     Section 15.2. No Broker, Etc. Except for Lessee’s dealing with Lease Advisory Services, as Arranger, each of the parties hereto represents to the others that it has not retained or employed any broker, finder or financial adviser to act on its behalf in connection with this Participation Agreement or the transactions contemplated herein or in the other Operative Documents nor has it authorized any broker, finder or financial adviser retained or employed by any other Person so to act. In the event that any party retains any other broker, finder or financial advisor, such party will promptly notify the other parties in writing of such broker, finder or financial advisor. Any party which is in breach of this representation shall indemnify and hold the other parties harmless from and against any liability arising out of such breach of this representation.
     Section 15.3. Notices. Unless otherwise specifically provided herein, all notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof to be given to any Person shall be given in writing by United States mail, by nationally recognized courier service, by hand or by facsimile, and any such notice shall become effective (i) if delivered by United States mail, five (5) Business Days after being deposited in the mail, certified or registered with appropriate postage prepaid, (ii) if delivered by a nationally recognized courier service, upon delivery to the intended recipient, (iii) if delivered by hand, when received or (iv) if delivered by facsimile, when transmitted (upon electronic confirmation thereof) provided that any facsimile transmitted after 5:00 P.M. (recipient time) shall be deemed to have been received on the next Business Day, and shall be directed to the address or facsimile number of such Person as indicated on Schedule II. From time to time any party may designate a new address or facsimile number for purposes of notice hereunder by written notice to each of the other parties hereto in accordance with this Section.
     Section 15.4. Counterparts. This Participation Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

Tandem Health Care of Ohio, Inc.	Participation Agreement
     Section 15.5. Amendments, Etc. Neither any Operative Document nor any of the terms thereof may be terminated (except upon payment in full of the Lease Balance or effective exercise and consummation of the Remarketing Option in accordance with Article XX of the Master Lease and payment in full of all amounts due in accordance therewith), amended, supplemented, waived or modified without the written agreement or consent of each party thereto and, regardless of whether the Purchasers and the Lessor are parties thereto, the Required Participants; provided, however, that no such termination, amendment, supplement, waiver or modification shall without written agreement or consent of each Participant:
     (i) modify any of the provisions of this Section 15.5, change the definition of “Required Participants” or modify or waive any provision of any Operative Document requiring action by the foregoing;
     (ii) amend, modify, waive or supplement any of the provisions of Section 2.5 or 2.7 of the Receivables Purchase Agreement;
     (iii) reduce, modify, amend or waive any fees or indemnities in favor of any Participant, including without limitation amounts payable pursuant to Article XIII (except that any Person may consent to any reduction, modification, amendment or waiver of any indemnity payable to it);
     (iv) modify, postpone, reduce or forgive, in whole or in part, any payment of Rent (other than pursuant to the terms of any Operative Document), any Capital or Lessor Amount, the Lease Balance, the Purchaser Balance and any other fee payable hereunder, amounts due pursuant to Section 20.2 of the Master Lease, ROC or Yield (except that any Person may consent to any modification, postponement, reduction or forgiveness of any payment of any fee payable to it) or, subject to subclause (iii) above, any other amount payable under the Lease or this Participation Agreement, or modify the definition or method of calculation of Rent (other than pursuant to the terms of any Operative Document), Capital or Lessor Amounts, Lease Balance, Purchaser Balance, Shortfall Amount, Participant Balance, or any other definition which would affect the amounts to be advanced or which are payable under the Operative Documents;
     (v) consent to any assignment of the Master Lease or any Lease Supplement by the Lessee, release Lessee from its obligations in respect of the payments of Rent, Purchaser Balance or Lease Balance or the Guarantor from its obligations under the Guaranty or change the absolute and unconditional character of such obligations;
     (vi) changes the Maximum Recourse Amount, or extends the Lease Term or the Maturity Date;
     (vii) adversely changes Article XX of the Master Lease; or

Tandem Health Care of Ohio, Inc.	Participation Agreement
     (viii) materially and adversely affects the Insurance Requirements of any insurance policy that names the Participants as additional insureds.
     Section 15.6. Headings, Etc. The Table of Contents and headings of the various Articles and Sections of this Participation Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.
     Section 15.7. Parties in Interest. Except as expressly provided herein, none of the provisions of this Participation Agreement is intended for the benefit of any Person. Neither the Lessee nor the Guarantor shall assign or transfer any of its rights or obligations under the Operative Documents except in accordance with the terms and conditions thereof.
     Section 15.8. Governing Law; Waiver of Jury Trial. (a) This Participation Agreement and the other Operative Documents (except as otherwise provided in any Operative Document) and the rights and obligations of the parties hereunder and thereunder shall be construed in accordance with and be governed by the law of the State of Ohio, excluding any choice of law or conflict of law rules which would require the application of the law of any other jurisdiction,
     (b) Each party hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to the Operative Documents or the transactions contemplated thereby.
     Section 15.9. Severability. Any provision of this Participation Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 15.10. Liability Limited. (a) The parties hereto agree that except as specifically set forth herein or in any other Operative Document, the Lessor shall not have any personal liability whatsoever to any Participant or their respective successors and assigns for any claim based on or in respect hereof or any of the other Operative Documents or arising in any way from the transactions contemplated hereby or thereby and recourse, if any, shall be solely had against the Collateral, including the Property but excluding the Excepted Payments and Supplemental Collateral; provided, however, that the Lessor shall be liable in its individual capacity (a) for its own willful misconduct or gross negligence, (b) breach of any of its representations, warranties or covenants under the Operative Documents, (c) for any Tax based on or measured by any fees, commission or compensation received by the Lessor for acting as the Lessor as contemplated by the Operative Documents, or (d) any Lessor Liens attributable to it. It is understood and agreed that, except as provided in the preceding sentence: (i) the Lessor shall not have any personal liability under any of the Operative Documents as a result of acting pursuant to and consistent with any of the Operative Documents; and (ii) all such personal liability of the Lessor is expressly waived and released as a condition of, and as consideration for, the execution and delivery of the Operative Documents by the Lessor.

Tandem Health Care of Ohio, Inc.	Participation Agreement
          (b) No Participant shall have any obligation to any other Participant or to the Gurantor or the Lessee, with respect to transactions contemplated by the Operative Documents, except those obligations of such Participant expressly set forth in the Operative Documents or except as set forth in the instruments delivered in connection therewith, and no Participant shall be liable for performance by any other party hereto of such other party’s obligations under the Operative Documents except as otherwise so set forth.
     Section 15.11. Further Assurances. The parties hereto shall promptly cause to be taken, executed, acknowledged or delivered, at the sole expense of the Lessee, all such further acts, conveyances, documents and assurances as the other parties may from time to time reasonably request in order to carry out and preserve the security interests and liens (and the priority thereof) intended to be created pursuant to this Participation Agreement, the other Operative Documents, and the transactions thereunder (including, without limitation, the preparation, execution and filing of any and all Uniform Commercial Code financing statements and other filings or registrations which the parties hereto may from time to time request to be filed or effected). The Lessee, at its own expense and upon prior request from any other party, shall take such action as may be reasonably necessary (including any action specified in the preceding sentence), or as so requested, in order to maintain and protect all security interests provided for hereunder or under any other Operative Document.
     Section 15.12. Submission to Jurisdiction. Each party hereto hereby submits to the nonexclusive jurisdiction of the United States District Court for the District of Ohio for purposes of all legal proceedings arising out of or relating to this Participation Agreement or any of the other Operative Documents or the transactions contemplated hereby. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
     Section 15.13. Setoff. The Purchasers and the Lessor shall, upon the occurrence of any Lease Event of Default, have the right to appropriate and, subject to Section 4.7, apply to the payment of Lessee’s obligations under the Lease and the other Operative Documents as security for the payment of such obligations, any and all balances, credits, deposits, accounts or moneys of Lessee then or thereafter maintained with any Purchaser or the Lessor. The rights of the Purchasers and the Lessor under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Person may have.
     Section 15.14. No Participant Responsible for Other Participants. The obligations of each Participant under this Participation Agreement and the other Operative Documents are several and not joint; and, in the event of a failure by a Participant to perform any of its obligations hereunder or under any other Operative Document, neither the Administrative Agent nor any Participant (other than the defaulting Participant) shall have any liability as a consequence thereof.

Tandem Health Care of Ohio, Inc.	Participation Agreement
     Section 15.15. Special Provisions Re: Sale of Receivables. Notwithstanding anything else to the contrary in any of the Operative Agreements, the following provisions shall apply with respect to the Purchased Interests:
          (a) All purchases hereunder (and under the Receivables Purchase Agreement) shall be made without recourse, but shall be made pursuant to, and in reliance upon, the representations, warranties and covenants of the Lessor set forth in this Participation Agreement and each other Operative Document. No obligation or liability to the Lessee on any Purchased Interest is intended to be assumed by the Purchaser hereunder, and any such assumption is expressly disclaimed. The Lessor will not claim any ownership interest in the Purchased Interests and each Purchaser is assuming all risks of credit loss associated with the Purchased Interests.
          (b) It is the express intent of the parties hereto that the transfers of the Purchased Interests by the Lessor to the Purchasers, as contemplated by this Participation Agreement and the Receivables Purchase Agreement be, and be treated as, sales and not as loans secured by the Purchased Interests. If, however, notwithstanding the intent of the parties, such transactions are deemed to be loans, Lessor hereby grants to the Administrative Agent (for the benefit of each Purchaser) a first priority security interest in all of such Lessor’s right, title and interest in and to the Purchased Interests now existing and hereafter created by the Lessor, all Purchaser Basic Rent, all Supplemental Rent owing to any Purchaser and all amounts received with respect thereto, and all proceeds thereof, to secure all of such Lessor’s obligations hereunder.
          (c) The Purchasers shall have no obligation to account for, to replace, to substitute or to return any Purchased Interest (or portion thereof) to the Lessor. Subject to Applicable Law the Purchasers shall have the unrestricted right to further assign, transfer, deliver, hypothecate, subdivide or otherwise deal with the Purchased Interests on whatever terms such Purchaser shall determine.
          (d) Each sale made by the Lessor pursuant to this Participation Agreement and the Receivables Purchase Agreement shall constitute a valid sale, transfer, and assignment of Purchased Interests to the Purchasers, enforceable against creditors of, and purchasers from, the Lessor and each such sale shall have been made for “reasonably equivalent value” (as such term is used under Section 548 of the Bankruptcy Code) and not for or on account of “antecedent debt” (as such term is used under Section 547 of the Bankruptcy Code) owed by the Lessor to any Purchaser; and this Participation Agreement constitutes, and each other Operative Document to be signed by the Lessor, when duly executed and delivered, will constitute, a legal, valid and binding obligation of the Lessor, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
          (e) The Lessor shall also maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Purchased Interests and Lease in the event of the destruction of the originals thereof), and keep and maintain (or cause the Administrative Agent to keep and maintain) all documents, books, records and other information reasonably necessary or advisable for the identification and collection of all Purchased Interests.

Tandem Health Care of Ohio, Inc.	Participation Agreement
          (f) The Lessor shall, at its expense, take, and shall cause to be taken, all action necessary or desirable in the reasonable determination of the Purchasers to establish and maintain a valid and enforceable ownership interest in the Purchased Interests with respect thereto, in favor of Purchaser, including taking such action to perfect, protect or more fully evidence the interest of the Purchaser as the Purchaser may reasonably request.
          (g) At its expense, the Lessor shall mark its records relating to both the Purchased Interests and the Lease, including with the following legend, or such other marking reasonably acceptable to the Purchasers evidencing that the ownership interests with regard to such Purchased Interests and the Lease have been sold in accordance with the Receivables Purchase Agreement: “AN UNDIVIDED, FRACTIONAL OWNERSHIP INTEREST IN THE RECEIVABLES DESCRIBED HEREIN HAVE BEEN SOLD BY SELCO SERVICE CORPORATION TO [NAME OF APPLICABLE PURCHASER(S)] PURSUANT TO A RECEIVABLES PURCHASE AGREEMENT, DATED AS OF DECEMBER 30, 2004, AS AMENDED, AMONG SELCO SERVICE CORPORATION, KEY CORPORATE CAPITAL INC., AS ADMINISTRATIVE AGENT AND KEY CORPORATE CAPITAL INC., AS PURCHASER.”
     Section 15.16. Confidentiality. For the purposes of this Section 15.16, “Confidential Information” means information delivered to the Administrative Agent or any Participant by or on behalf of the Lessee, the Guarantor or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to the Operative Documents that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by any such Person as being confidential information of the Lessee, the Guarantor or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Person prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Person or any person acting on its behalf, (c) otherwise becomes known to such Person other than through disclosure by the Lessee, the Guarantor or any Subsidiary or (d) constitutes financial statements delivered under Section 10.6 that are otherwise publicly available. Each of the Administrative Agent and each Participant agree to maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Person in good faith to protect confidential information of third parties delivered to it, provided that any such Person may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the transactions contemplated by the Operative Documents), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 15.16, (iii) any Participant or other party hereto, (iv) any transferee or potential transferee to which it shall sell or offer to sell its interest in the Operative Documents or any part thereof or any participation therein, provided that such transferee or potential transferee has accepted such information subject to a confidentiality agreement substantially similar to this Section 15.16, (v) any Person from which it offers to purchase any security of the Lessee or the Guarantor (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 15.16), (vi) any federal or state regulatory authority having jurisdiction over it, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that

Tandem Health Care of Ohio, Inc.	Participation Agreement
requires access to information about its investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to it, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which it is a party or (z) if a Lease Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Operative Documents. Each Participant, by its acceptance of a Certificate, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 15.16 as though it were a party to this Agreement. On reasonable request by the Lessee in connection with the delivery to any Participant of information required to be delivered under this Agreement or requested by a Participant (other than a Participant that is a party to this Agreement or its nominee or which has entered into an assignment agreement substantially in the form of Exhibit C), such Participant will enter into an agreement with the Lessee embodying the provisions of this Section 15.16.
     Section 15.17. Supplemental Collateral. Each party hereto acknowledges that the Supplemental Collateral is solely for the benefit of the Lessor and none of the Purchasers or the Administrative Agent shall have any interest therein.
     Section 15.18. Patriot Act. Each of the Guarantor and the Lessee hereby agrees to provide to the Administrative Agent and each Participant with any additional information that any such Person deems necessary from time to time in order to ensure compliance with all Applicable Laws concerning money laundering and similar activities, including OFAC including, without limitation completion of the form attached hereto as Schedule V.

     In Witness Whereof, the parties hereto have caused this Participation Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

Tandem Health Care of Ohio, Inc., as Lessee

By	/s/ Lawrence R. Deering

Lawrence R. Deering
Its Chairman and CEO

Tandem Health Care, Inc., as Guarantor

By	/s/ Lawrence R. Deering

Lawrence R. Deering
Its Chairman and CEO

SELCO Service Corporation, as Lessor

By	/s/ Donald C. Davis

Donald C. Davis
Its Vice President

Key Corporate Capital Inc., as Administrative Agent and as a Purchaser

By	/s/ Florentina Djulvezan

Florentina Djulvezan
Its Vice President
(Participation Agreement)

APPENDIX A
TO PARTICIPATION AGREEMENT
     A. Interpretation. In each Operative Document, unless a clear contrary intention appears:
     (i) the singular number includes the plural number and vice versa;
     (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Operative Documents, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;
     (iii) reference to any gender includes each other gender;
     (iv) reference to any agreement, document or instrument (including any Operative Document) means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Operative Documents, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;
     (v) reference to any Requirement of Law means such Requirement of Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Requirement of Law means that provision of such Requirement of Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;
     (vi) reference in any Operative Document to any Article, Section, Appendix, Schedule or Exhibit means such Article or Section thereof or Appendix, Schedule or Exhibit thereto;
     (vii) “hereunder,” “hereof, “hereto” and words of similar import shall be deemed references to an Operative Document as a whole and not to any particular Article, Section or other provision thereof;
     (viii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and
     (ix) with respect to any rights and obligations of the parties under the Operative Documents, all such rights and obligations shall be construed to the extent permitted by Applicable Law.

Tandem Health Care of Ohio, Inc.	Definitions
     B. Computation of Time Periods. Unless otherwise specified in any Operative Document, for purposes of computation of periods of time under the Operative Documents, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
     C. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used therein shall be interpreted, all accounting determinations thereunder shall be made, and all financial statements required to be delivered thereunder shall be prepared in accordance with GAAP as in effect from time to time.
     D. Conflict in Operative Documents. If there is any conflict between any Operative Documents, such Operative Documents shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, the Participation Agreement shall prevail and control.
     E. Legal Representation of the Parties. The Operative Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring the Operative Documents to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.
     F. Defined Terms. Unless a clear contrary intention appears, terms defined herein have the respective indicated meanings when used in each Operative Document.
     “Account” means the account identified by the Administrative Agent in a writing delivered to Lessee into which all payments by the Lessee under the Operative Documents shall be made, which shall initially be the account of the Administrative Agent specified on Schedule II to the Participation Agreement.
     “Acquisition Date” is defined in Section 6.1 of the Participation Agreement.
     “Adjusted Eurodollar Rate” means, as applicable to any Rent Period for Capital or Lessor Amounts, (x) a rate per annum determined for such Rent Period equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate for such Rent Period by (ii) 1.00 minus the Eurodollar Reserve Percentage, plus (y) in the case of Capital, the Purchaser Margin applicable to the Adjusted Eurodollar Rate and, in the case of Lessor Amounts, the Lessor Margin. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.
     “Administrative Agent” means Key Corporate Capital Inc. in its capacity as Administrative Agent, and any successors or assigns thereto in such capacity.
     “Advance” means the advance of funds by the Purchasers to the Lessor and the Lessor making funds available to acquire the Properties and pay Transaction Expenses and Fees pursuant to Article III of the Participation Agreement.

Tandem Health Care of Ohio, Inc.	Definitions
     “Affected Property” is defined in Section 15.1 of the Master Lease.
     “Affiliate” means, as to any Person any other Person which directly or indirectly is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.
     “After Tax Basis” means, with respect to any payment to be received, the amount of such payment increased so that, after deduction of the amount of all taxes required to be paid by the recipient calculated at the then maximum marginal rates generally applicable to Persons of the same type as the recipient (less any tax savings realized and the present value of any tax savings projected to be realized by the recipient as a result of the payment of the indemnified amount) with respect to the receipt by the recipient of such amounts, such increased payment (as so reduced) is equal to the payment otherwise required to be made.
     “Applicable Law” means all Federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Properties or the demolition, construction, use or alteration thereof, whether now or hereafter enacted and in force, including any that require repairs, modifications or alterations in or to any Property or in any way limited the use and enjoyment thereof (including all building, zoning and fire codes and the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 1201 et seq. and any other similar federal, state or local laws or ordinances and the regulations promulgated thereunder) and any that may relate to environmental requirements (including all Environmental Laws), and all permits, certificates of occupancy, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments which are either of record or known to the Guarantor or the Lessee affecting any Property, the Appurtenant Rights and any easements, licenses or other agreements entered into pursuant to Section 11.2 of the Master Lease.
     “Appraisal” means, with respect to any Property, an appraisal of the Fair Market Sales Value of such Property, which Appraisal complies in all material respects with all of the provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto, and all other applicable Requirements of Law, and is addressed to the Administrative Agent, each Participant and the Lessee. Each Appraisal shall be prepared by an Appraiser selected by the Administrative Agent, and such Appraiser shall be reasonably acceptable to the Lessee.
     “Appraised Value” means, with respect to any Property, the Fair Market Sales Value of such Property as set forth in the Appraisal therefor.
     “Appraiser” means the appraiser which prepared an Appraisal of the Properties or such other Person selected by the Administrative Agent.

Tandem Health Care of Ohio, Inc.	Definitions
     “Appurtenant Rights” means, with respect to any Land, (i) all agreements, easements, rights of way or use, rights of ingress or egress, privileges, appurtenances, tenements, and other rights and benefits at any time belonging or pertaining to such Land or the Improvements thereon, including, without limitation, the use of any streets, ways, alleys, vaults or strips of land adjoining, abutting, adjacent or contiguous to such Land and (ii) all permits, licenses and rights, whether or not of record, appurtenant to such Land.
     “Arranger” means Lease Advisory Services, in its capacity as arranger.
     “Assigned Lease” is defined in Section 2(a) of the Assignment of Lease and Rent.
     “Assignment of Certificates of Deposit” means each Assignment of Certificates of Deposit dated as of December 30, 2004 from the Lessee to the Lessor, substantially in the form of Exhibit L to the Participation Agreement.
     “Assignment of Lease and Rent” means the Assignment of Lease and Rent dated as of December 30, 2004, from the Lessor, as assignor, to the Administrative Agent, as assignee, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.
     “Available Beds” means the beds at each of the Properties, as shown on Schedule III to the Participation Agreement, as such beds may be increased by the Lessee at any Property during the Lease Term.
     “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect or any successor thereto.
     “Base Rate” means, for any day, the greater of (a) the Prime Rate as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate; or (b) the Federal Funds Rate plus 1%.
     “Base Rate Lessor Amount” means a Lessor Amount bearing interest at the Base Rate.
     “Basic Rent” means the sum of (i) the Purchaser Basic Rent and (ii) the Lessor Basic Rent, calculated as of the applicable date on which Basic Rent is due.
     “Bill of Sale” is defined in Section 6.1(j) of the Participation Agreement.
     “Break Costs” means an amount equal to the amount, if any, required to compensate any Participant for any additional losses (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or funds acquired by such Participant to fund its obligations under the Operative Documents) it may incur with respect to Eurodollar Capital/Lessor Amounts as a result of (w) the Lessee’s payment of Rent other than on a Scheduled Payment Date (except for Rent not due on a Scheduled Payment Date), (x) the Advance not being made on the date specified therefor in the Funding Request, (y) the

Tandem Health Care of Ohio, Inc.	Definitions
Guarantor’s or the Lessee’s payment of the Lease Balance on any date other than a Basic Rent Payment Date, or (z) as a result of any conversion of the London Interbank Offered Rate in accordance with Section 13.7 or 13.8 of the Participation Agreement. A statement as to the amount of such loss, cost or expense, prepared in good faith and in reasonable detail and submitted by such Participant to the Administrative Agent and the Lessee, shall be correct and binding on the Administrative Agent and the Lessee absent manifest error.
     “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Cleveland, Ohio or Pittsburgh, Pennsylvania are authorized or required by law to close, except that, when used in connection with a Eurodollar Capital/Lessor Amount, such day shall also be a day on which dealings between banks are carried on in U.S. dollar deposits in London, England.
     “Capital” means the amount paid to the Lessor by the Purchasers in respect of the Purchased Interests pursuant to the Participation Agreement and the Receivables Purchase Agreement.
     “Casualty” means any damage or destruction of all or any portion of any Property as a result of a fire, flood, earthquake or other casualty.
     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986.
     “Certificate of Deposit” is defined in the Assignment of Certificate of Deposit.
     “Certificates” means the certificates issued to each Purchaser substantially in the form of Exhibit A to the Receivables Purchase Agreement evidencing such Purchaser’s share of the undivided percentage ownership interest in the Purchased Interests and the amount of Capital attributable thereto.
     “Certifying Party” is defined in Section 22.1 of the Master Lease.
     “Claims” means any and all obligations, liabilities, losses, actions, suits, judgments, penalties, fines, claims, demands, settlements, costs and expenses (including, without limitation, reasonable legal fees and expenses) of any nature whatsoever.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and regulations promulgated thereunder, or any successor statute thereto.
     “Collateral” means all collateral pledged by the Lessee, the Guarantor, the Sublessees and the Lessor pursuant to the Security Documents.
     “Commitment” means (i) as to any Purchaser, its Purchaser Commitment, and (ii) as to the Lessor, the Lessor Commitment.

Tandem Health Care of Ohio, Inc.	Definitions
     “Commitment Percentage” means, with respect to any Participant, the percentage set forth opposite such Participant’s name under the heading “Commitment Percentage” on Schedule I to the Participation Agreement.
     “Condemnation” means any condemnation, requisition, confiscation, seizure or other taking or sale of the use, access, occupancy, easement rights or title to any Property or any part thereof, wholly or partially (temporarily or permanently), by or on account of any actual or threatened eminent domain, proceeding or other taking of action by any Person having the power of eminent domain, including an action by a Governmental Authority to change the grade of, or widen the streets adjacent to, such Property or alter the pedestrian or vehicular traffic flow to such Property so as to result in change in access to such Property, or by or on account of an eviction by paramount title or any transfer made in lieu of any such proceeding or action. A “Condemnation” shall be deemed to have occurred on the earliest of the dates that use, occupancy or title vests in the condemning authority.
     “Consulting Contracts” means the Consulting Agreements, each dated as of March 1, 2000, between the Guarantor and LTC Management Services, Inc. relating to the Guarantor’s performance of certain consulting services on behalf of LTC Management Services to Oak Hill Manor Care Center, Inc. and O’Neill Management, LLC (relating to Altercare of Millersburg, Inc.).
     “Contract Rents” is defined in Section 2(b) of the Assignment of Lease and Rent.
     “Contracts” is defined in Section 2(b) of the Assignment of Lease and Rent.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.
     “Deed” means a grant deed with respect to the real property comprising any Property, in conformity with Applicable Law and appropriate for recording with the applicable Governmental Authorities, conveying fee simple title to such real property to the Lessor, subject only to Permitted Property Liens.
     “Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.
     “Dollars ” and “$” mean dollars in lawful currency of the United States of America.
     “Eligible Assignee” means an Eligible Lessor Assignee or an Eligible Purchaser Assignee, as the case may be.
     “Eligible Lessor Assignee” means, with respect to any assignment by the Lessor pursuant to Section 12.1(b) of the Participation Agreement, any Person that meets all of the following requirements: (i) such Person is (x) a leasing company, bank, bank subsidiary or bank Affiliate,

Tandem Health Care of Ohio, Inc.	Definitions
insurance company or other institutional investor with a net worth or, in the case of a bank or lending institution, combined capital and surplus on a consolidated basis at the time of transfer of at least $15,000,000 determined in accordance with GAAP or (y) a Person described in clause (x) that is an Affiliate of a financial institution meeting such net worth or capital and surplus standard and (ii) such assignment to such Person would not cause such Person or the Property to be consolidated onto the balance sheet of the Lessee or Guarantor.
     “Eligible Purchaser Assignee” means any Purchaser or any Affiliate or Subsidiary of a Purchaser or any commercial bank, financial institution or “accredited investor” (as defined in Regulation D of the SEC) with a net worth or combined capital and surplus, as the case may be, in excess of $50,000,000.
     “End of the Term Report” is defined in Section 13.2(a) of the Participation Agreement.
     “Environmental Audit” means a Phase One environmental site assessment (the scope and performance of which meets or exceeds the then most current ASTM Standard Practice El527-93 Standard Practice for Environmental Site Assessments: Phase One Environmental Site Assessment Process) of each Property.
     “Environmental Laws” means any and all applicable federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or other legal requirement regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment or the use, storage, recycling, handling, disposal, discharge, transport, treatment or generation of Hazardous Materials, as now or may at any time be in effect during the Lease Term, including CERCLA, RCRA, the Clean Air Act, 42 USC §7401 et seq., the Toxic Substances Control Act 15 USC §2601 et seq. and any rules and regulations promulgated thereunder.
     “Environmental Violation” means, with respect to any Property, any activity, occurrence or condition that violates or results in non-compliance with any Environmental Law.
     “Equipment” means equipment, apparatus, fittings and personal property of every kind and nature whatsoever purchased, leased or otherwise acquired by the Lessor using the proceeds of the Capital and/or the Lessor Amounts and now or subsequently attached to, contained in or used or usable in any way in connection with any operation or letting of any Property.
     “ERISA” means the Employee Retirement Income Security Act of 1974 and regulations promulgated thereunder, as the same may be amended from time to time or any successor federal statute.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control of the Guarantor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

Tandem Health Care of Ohio, Inc.	Definitions
     “Eurodollar Capital/Lessor Amount” means Capital or Lessor Amounts as the case may be bearing ROC or Yield at the Adjusted Eurodollar Rate.
     “Eurodollar Reserve Percentage” means for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the F.R.S. Board for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Capital/Lessor Amounts is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any bank to United States residents).
     “Event of Default” means a Lease Event of Default, a Receivables Purchase Agreement Event of Default or any “Event of Default” described in any other Operative Document.
     “Event of Loss” means any Significant Casualty or any Significant Condemnation.
     “Excepted Payments” means:
     (a) all indemnity payments (including indemnity payments made pursuant to Article XIII of the Participation Agreement) to which the Administrative Agent, the Arranger, the Lessor, any Purchaser or any of their respective Affiliates, agents, officers, directors or employees is entitled;
     (b) any amounts (other than Basic Rent or amounts payable by Lessee pursuant to Section 15.2 of the Master Lease or Articles XVI, XVIII or XX of the Master Lease) payable under any Operative Document to reimburse the Administrative Agent, the Arranger, the Lessor, any Purchaser or any of their respective Affiliates (including the reasonable expenses of the Administrative Agent, the Arranger, the Lessor, any Purchaser or such Affiliates incurred in connection with any such payment) for performing or complying with any of the obligations of Lessee under and as permitted by any Operative Document;
     (c) any insurance proceeds (or payments with respect to risks self-insured or policy deductibles) under liability policies;
     (d) any insurance proceeds under policies maintained by any Participant;
     (e) Transaction Expenses or other amounts or expenses paid or payable to or for the benefit of the Administrative Agent, the Lessor, the Arranger, or any Purchaser; and
     (f) any payments in respect to interest to the extent attributable to payments referred to in clauses (a) through (e) above.
     “Excess Casualty/Condemnation Proceeds” means the excess, if any, of (x) the aggregate of all awards, compensation or insurance proceeds payable in connection with a Casualty or

Tandem Health Care of Ohio, Inc.	Definitions
Condemnation relating to any Property minus (y) the Property Balance for such Property paid by the Lessee pursuant to Article XV of the Master Lease with respect to such Casualty or Condemnation.
     “Excess Sales Proceeds” means the excess, if any, of (x) the aggregate of all proceeds received by the Lessor in connection with any sale of any Property pursuant to the Lessor’s exercise of remedies under Section 16.2 of the Master Lease or the Lessee’s exercise of the Remarketing Option under Article XX of the Master Lease (in either case, less all fees, costs and expenses of the Lessor in connection with the exercise of its rights and remedies thereunder), minus (y) the Lease Balance, and minus (z) all accrued and unpaid Basic Rent and Supplemental Rent and all other amounts then due and owing to the Participants and the Administrative Agent under the Operative Documents (not included in the Lease Balance).
     “Exchange Act” means the Securities Exchange Act of 1934 and regulations promulgated thereunder.
      “Expiration Date” means, with respect to the Master Lease, the earlier of the date the Master Lease shall have been terminated in accordance with the provisions of the Master Lease or any of the other Operative Documents and the Maturity Date; provided, however, with respect to Article XX of the Master Lease, the Expiration Date shall be the later of (i) the Maturity Date and (ii) the Extended Expiration Date.
     “Expiration Date Purchase Obligation” means the Lessee’s obligation, pursuant to Section 18.2 of the Master Lease, to purchase all (but not less than all) of the Properties on the Expiration Date.
     “Extended Expiration Date” is defined in Section 20.3(a) of the Master Lease.
     “Fair Market Sales Value” means, with respect to any Property, the amount, which in any event shall not be less than zero, that would be paid in cash in an arm’s-length transaction between an informed and willing purchaser and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, for the ownership of such Property. The Fair Market Sales Value of each Property shall be determined based on the assumption that, except for purposes of Article XVI of the Master Lease and Section 13.2 of the Participation Agreement, such Property is in the condition and state of repair required under Section 9.1 of the Master Lease and the Lessee is in compliance with the other requirements of the Operative Documents relating to the condition of such Property.
     “Federal Funds Rate” means, for any day or period, as applicable, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) at which Federal funds in the amount equal to the principal amount of the related Capital or Lessor Amounts are offered in the interbank market to the Administrative Agent as of 10:00 A.M., Cleveland, Ohio time, on such day for such day or for such period, as applicable.
     “Fee Letter” means that certain letter agreement dated December 6, 2004 between the Lessee and the Administrative Agent.

Tandem Health Care of Ohio, Inc.	Definitions
     “Financing Statements” means UCC financing statements appropriately completed and executed for filing in the applicable jurisdiction in order to protect and perfect the Liens created under the Security Documents.
     “Fixed Rent” means the amounts designated as “Fixed Rent”, if any, for the Capital advanced in connection with the Master Lease, as set forth on Schedule VI to the Participation Agreement (which amounts are intended to reduce the outstanding amount of the Capital).
     “Fixed Rent Payment Date” means each date set forth under the heading “Fixed Rent Payment Dates” in Schedule VI to the Participation Agreement or, if any such day is not a Business Day, the next succeeding Business Day.
     “F.R.S, Board” means the Board of Governors of the Federal Reserve System or any successor thereto.
     “Funding Office” means the office of each Participant identified on Schedule II to the Participation Agreement as its funding office.
     “Funding Request” is defined in Section 3.4 of the Participation Agreement.
     “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession).
     “Governmental Action” means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Applicable Law, and shall include, without limitation, all environmental and operating permits and licenses that are required for the full use, occupancy, zoning and operation of any Property.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
     “Gross Remarketing Proceeds” is defined in Section 20.2(h) of the Master Lease.
     “Guaranteed Obligations” is defined in Section 2.1(a) of the Guaranty.
     “Guaranteed Parties” means the Lessor, the Purchasers and the Administrative Agent, together with their respective successors and assigns.

Tandem Health Care of Ohio, Inc.	Definitions
     “Guarantor” means Tandem Health Care, Inc., a Pennsylvania corporation.
     “Guarantor Debt Service Coverage Ratio” means for any period, the ratio of (i) the net income before taxes of the Guarantor and its consolidated Subsidiaries for such period, all as determined in accordance with GAAP, plus, to the extent deducted in determining such net income, the sum of (1) interest, (2) depreciation, and (3) amortization, less, to the extent not deducted as an expense in determining such net income, a $250 per bed (based on all beds in facilities owned or leased by the Guarantor) annual repair and replacement reserve, to (ii) principal payments due on the Guarantor’s long-term indebtedness during the period measured, plus the Guarantor’s interest expense, plus the Guarantor’s lease expense, in each case determined in accordance with GAAP.
     “Guaranty” means the Guaranty dated as of December 30, 2004, made by the Guarantor in favor of each of the Guaranteed Parties, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.
     “Hazardous Activity” means any activity, process, procedure or undertaking that directly or indirectly (i) produces, generates or creates any Hazardous Material; (ii) causes or results in (or threatens to cause or result in) the Release of any Hazardous Material into the environment (including air, water vapor, surface water, groundwater, drinking water, land (including surface or subsurface), plant, aquatic and animal life); (iii) involves the containment or storage of any Hazardous Material; or (iv) would be regulated as hazardous waste treatment, storage or disposal within the meaning of any Environmental Law.
     “Hazardous Materials” means any hazardous or toxic materials, substances, chemicals, wastes or pollutants that from time to time are defined by or pursuant to or are regulated under any Environmental Laws, including asbestos, polychlorinated biphenyls, petroleum, petroleum derivatives or by-products, other hydrocarbons, urea formaldehyde and any material, substance, pollutant or waste that is defined as a hazardous waste under RCRA or defined as a hazardous substance under CERCLA.
     “Impositions” means, except to the extent described in the following sentence, any and all liabilities, losses, expenses and costs of any kind whatsoever for fees, taxes, levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever (all of the foregoing being defined as “Taxes”) (including, without limitation, (i) real and personal property taxes, including personal property taxes on any property covered by the Master Lease that is classified by Governmental Authorities as personal property, and real estate or ad valorem taxes in the nature of property taxes; (ii) sales taxes, use taxes and other similar taxes (including rent taxes and intangibles taxes); (iii) any excise taxes; (iv) real estate transfer taxes, conveyance taxes, mortgage taxes, intangible taxes, stamp taxes and documentary recording taxes and fees; (v) taxes that are or are in the nature of franchise, income, value added, gross receipts, privilege and doing business taxes, license and registration fees; and (vi) assessments on any Property, including all assessments for public improvements or benefits (whether or not such improvements are commenced or completed within the Lease Term)), and in each case all interest, additions to tax and penalties thereon, which at any time prior to, during or with respect to the Lease Term or in respect of any period for which the Lessee shall be obligated to pay

Tandem Health Care of Ohio, Inc.	Definitions
Supplemental Rent, may accrue or be levied, assessed or imposed by any Governmental Authority upon or with respect to (a) any Tax Indemnitee, any Property or any part thereof or interest therein, or the Lessee or any sublessee or user of any Property; (b)the financing, refinancing, demolition, construction, substitution, subleasing, assignment, control, condition, occupancy, servicing, maintenance, repair, ownership, possession, purchase, rental, lease, activity conducted on, delivery, insuring, use, operation, improvement, transfer, return or other disposition of any Property or any part thereof or interest therein; (c) the Certificates or other indebtedness with respect to any Property or any part thereof or interest therein or transfer thereof; (d) the rentals, receipts or earnings arising from any Property or any part thereof or interest therein; (e) the Operative Documents or any payment made or accrued pursuant thereto; (f) the income or other proceeds received with respect to any Property or any part thereof or interest therein upon the sale or disposition thereof; (g) any contract relating to the construction, acquisition or delivery of the Improvements or any part thereof or interest therein; (h) the issuance of the Certificates; or (i) otherwise in connection with the transactions contemplated by the Operative Documents.
      Notwithstanding anything in the first paragraph of this definition (except as provided in the final paragraph of this definition) the term “Imposition” shall not mean or include:
     (i) Taxes and impositions (other than Taxes that are, or are in the nature of, sales, use, rental, transfer or property taxes) that are imposed on an Indemnitee by any Governmental Authority and that are based upon or measured by or with respect to the net income (including, without limitation, any minimum taxes, income or capital gains taxes, withholding taxes, items of tax preference or franchise taxes) of such Person and any interest, additions to tax, penalties or other charges in respect thereof; provided that this clause (i) shall not be interpreted to prevent a payment from being made on an After Tax Basis if such payment is otherwise required to be so made;
     (ii) any Tax or imposition for so long as, but only for so long as, it is being contested in accordance with the provisions of Section 13.5(b) of the Participation Agreement, provided that the foregoing shall not limit the Lessee’s obligation under clause (D) of the second paragraph of Section 13.5(b) of the Participation Agreement to advance to such Tax Indemnitee amounts with respect to Taxes that are being contested in accordance with Section 13.5(b) of the Participation Agreement or any expenses incurred by such Tax Indemnitee in connection with such contest;
     (iii) Taxes imposed on or with respect to or payable by a Tax Indemnitee resulting from, or that would not have been imposed but for the existence of, any Lessor Lien created by or through such Tax Indemnitee or an affiliate thereof and not caused by acts or omissions of the Lessee;
     (iv) any tax imposed by its express terms in lieu of or in substitution for a Tax not subject to indemnity pursuant to the provisions of Section 13.5 of the Participation Agreement;

Tandem Health Care of Ohio, Inc.	Definitions
     (v) any Tax or imposition to the extent, but only to such extent, it relates to any act, event or omission that occurs after the termination of the Master Lease and redelivery or sale of all of the Properties in accordance with the terms of the Master Lease (but not any Tax or imposition that relates to any period prior to such termination and redelivery); and
     (vi) any Taxes which are imposed on an Indemnitee as a result of the gross negligence or willful misconduct of such Indemnitee itself (as opposed to gross negligence or willful misconduct imputed to such Indemnitee), but not Taxes imposed as a result of ordinary negligence of such Indemnitee.
     Notwithstanding the foregoing, no exclusion from the definition of Impositions set forth above shall apply to any Taxes or any increase in Taxes imposed on a Tax Indemnitee net of any decrease in taxes realized by such Tax Indemnitee, to the extent that such tax increase or decrease would not have occurred if on the Acquisition Date the Purchasers and the Lessor had advanced funds to the Lessee in the form of a loan secured by each Property in an amount equal to the Property Cost funded on the Acquisition Date, with debt service for such loan equal to the Basic Rent payable on each Rent Payment Date and a principal balance at the maturity of such loan in an amount equal to the then outstanding amount of the Advance at the end of the term of the Master Lease, as determined by such Tax Indemnitee, which determination shall be binding absent manifest error.
     “Improvements” means all buildings, structures, fixtures, Equipment and other improvements of every kind existing on the Acquisition Date at any time and from time to time on or under the Land or any parcel of Land to be acquired pursuant to the terms of the Operative Documents, together with any and all appurtenances to such buildings, structures or improvements, including sidewalks, utility pipes, conduits and lines, parking areas and roadways, and including all Modifications and other additions to or changes in the Improvements at any time.
     “Indemnitee” means the Lessor, each Purchaser and the Administrative Agent.
     “Insurance Requirements” means all terms and conditions of any insurance policy either required by the Master Lease to be maintained by the Lessee, and all requirements of the issuer of any such policy.
     “Key” means Key Corporate Capital Inc., a Michigan corporation.
     “Land” means each individual fee interest in real property described on Schedule I to each Lease Supplement, and includes all Appurtenant Rights attached thereto.
     “Lease” means, collectively, the Master Lease and each Lease Supplement.
     “Lease Balance” means, as of any date of determination, an amount equal to the sum of the Purchaser Balance and the Lessor Balance and all other amounts owing by the Guarantor or

Tandem Health Care of Ohio, Inc.	Definitions
the Lessee under the Operative Documents (including without limitation, accrued and unpaid Basic Rent and Supplemental Rent, if any).
     “Lease Default” means any event or condition which, with the lapse of time or the giving of notice, or both, would constitute a Lease Event of Default.
     “Lease Event of Default” is defined in Section 16.1 of the Master Lease.
     “Lease Receivables” means all payments under the Operative Documents in respect of (i) the Purchaser Basic Rent, (ii) the Maximum Recourse Amount, (iii) the Purchaser Balance and (iv) any purchase by the Lessee of the Properly up to the amount of the Capital then outstanding.
     “Lease Rents” is defined in Section 2(a)(i) of the Assignment of Lease and Rent.
     “Lease Supplement” means each Lease Supplement substantially in the form of Exhibit A to the Master Lease, executed by the Lessee and the Lessor, dated as of the Acquisition Date and covering the Property described therein, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.
     “Lease Term” is defined in Section 2.3 of the Master Lease.
     “Lessee” means Tandem Health Care of Ohio, Inc., an Ohio corporation.
     “Lessee Collateral” shall mean all of the Lessee’s and each Sublessee’s right, title and interest in and to each of the following, however arising and whether now existing or hereafter acquired or arising:
     (a) the Properties;
     (b) any Permitted Sublease, assignment or Residency Agreement relating to any Property;
     (c) all business assets, including furniture, fixtures and equipment, inventory and all other personal assets associated with the Properties; provided that there shall be excluded from Lessee Collateral any equipment or personal property acquired after the Acquisition Date and used at the Properties subject to leasing arrangements with finance companies so long as (x) such equipment or personal property are not integral building systems or fixed equipment and (y) the cost of the property so leased does not exceed $750,000;
     (d) all rents generated by the Lessee Collateral described in clauses (b) and (c) above;
     (e) all certificates of need, licenses, permits, provider agreements, Medicare and Medicaid contracts and other instruments relating to the Properties;

Tandem Health Care of Ohio, Inc.	Definitions
     (f) the Consulting Contracts and any Management Contracts;
     (g) all books, manuals, logs, records and other information directly relating to the maintenance, insurance or operation of the Properties;
     (h) the stock of the Sublessees pledged pursuant to the Sublessee Stock Pledge;
     (i) any other Collateral not described above which is now or hereafter pledged by the Lessee or any Sublessee to the Administrative Agent pursuant to any Security Document; and
     (j) all proceeds of and from any and all of the foregoing collateral (including proceeds which constitute property of the types described in clauses (a) through (g) above and, to the extent not otherwise included, all payments under insurance (whether or not the Administrative Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing collateral.
     “Lessee Debt Service Coverage Ratio” means, for any period, the ratio of (i) the net income before taxes of the Lessee and its consolidated Subsidiaries for such period, all as determined in accordance with GAAP, plus, to the extent deducted in determining such net income, the sum of (1) interest expenses, (2) depreciation, (3) amortization, (4) management fee expense and (5) lease expense, less, all cash interest expense, all principal payments, all management fee expense in an amount up to 5% of net revenues, and to the extent not deducted as an expense in determining such net income, a $250 per Available Bed annual repair and replacement reserve, in each case for the Lessee and its consolidated Subsidiaries for each period determined in accordance with GAAP, to (ii) principal payments due on long term indebtedness during the period measured, plus interest expense, plus the net obligations (or net benefit) with respect to any interest rate swaps, currency swaps and similar obligations lease expense in each case for the Lessee and its consolidated Subsidiaries for such period determined in accordance with GAAP.
     “Lessee Stock Pledge” means the Stock Pledge Agreement dated as of December 30, 2004 from the Guarantor to the Administrative Agent, substantially in the form of Exhibit J to the Participation Agreement.
     “Lessor” means SELCO Service Corporation, an Ohio corporation.
     “Lessor Amount” is defined in Section 3.2 of the Participation Agreement.
     “Lessor Balance” means, as of any date of determination, an amount equal to the outstanding Lessor Amounts together with all accrued and unpaid Yield thereon and all other amounts due and payable to the Lessor under the Operative Documents.

Tandem Health Care of Ohio, Inc.	Definitions
     “Lessor Basic Rent” means the amount of accrued Yield due on the Lessor Amount, determined in accordance with Section 4.1 of the Participation Agreement as of any Payment Date and excluding (i) any interest at the applicable Overdue Rate on any installment of Lessor Basic Rent not paid when due and (ii) any fine, penalty, interest or cost assessed or added under any agreement with a third party for nonpayment or late payment of Lessor Basic Rent.
     “Lessor Collateral” means the collateral described in Section 2 of the Assignment of Lease and Rent.
     “Lessor Commitment” means the Commitment of the Lessor in the amount set forth on Schedule I of the Participation Agreement.
     “Lessor Margin” means, with respect to any Lessor Amount which is a Eurodollar Lessor Amount, 2% per annum.
     “Lessor Lien” means any Lien, true lease or sublease or disposition of title arising as a result of (a) any claim against the Lessor not resulting from the transactions contemplated by the Operative Documents, (b) any act or omission of the Lessor which is not required or permitted by the Operative Documents or is in violation of any of the terms of the Operative Documents, (c) any claim against the Lessor, with respect to Taxes or Transaction Expenses against which Lessee is not required to indemnify the Lessor, pursuant to Article IX of the Participation Agreement, or (d) any claim against the Lessor arising out of any transfer by the Lessor of all or any portion of the interest of the Lessor in a Property or the Operative Documents other than the transfer of title to or possession of such Property by the Lessor pursuant to and in accordance with the Master Lease, the Receivables Purchase Agreement or the Participation Agreement or pursuant to the exercise of the remedies set forth in Section 16.2 of the Master Lease.
     “Lien” shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest and lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property.
     “London Interbank Offered Rate” means, as applicable to any Eurodollar Capital/Lessor Amount, for any Interest Period of such Eurodollar Capital/Lessor Amount, the quotient (rounded upwards, if necessary, to the nearest one sixteenth of one percent (1/16 of 1%)) of (x) the per annum rate of interest, determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 a.m. (London time) one Business Day prior to the Acquisition Date and prior to each Payment Date occurring thereafter, appearing on Page 3750 of the Telerate Service (or any successor or substitute page of such service, or any successor to or substitute for such service providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing

Tandem Health Care of Ohio, Inc.	Definitions
quotations of interest rates applicable to dollar deposits in the London interbank market) as the rate in the London interbank market for dollar deposits in immediately available funds with a maturity comparable to the Interest Period divided by (y) a number equal to 1.00 minus the Eurodollar Reserve Percentage. In the event that such rate quotation is not available for any reason, then the rate (for purposes of clause (x) hereof) shall be the rate, determined by the Administrative Agent, as applicable, as of approximately 11:00 a.m. (London time) one (1) Business Day prior to the beginning of such Interest Period, to be the average (rounded upwards, if necessary, to the nearest one sixteenth of one percent (1/16 of 1%)) of the per annum rates at which dollar deposits in immediately available funds in an amount comparable to the then outstanding Eurodollar Capital/Lessor Amounts and with a maturity of one (1) month is offered to the prime banks by leading banks in the London interbank market. The London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.
     “Management Contracts” means (i) the Long Term Care Facility Management Agreements each dated as of March 1, 2000 between each Sublessee and the Manager and (ii) any successor or other agreements entered into by the Lessee or any Sublessee providing for the operation or management of the Properties.
     “Manager” means the Guarantor, in its capacity as Manager under the Management Contracts and any successor Manager appointed under the Management Contracts.
     “Margin Stock” has the meaning given such term under Regulation U of the F.R.S. Board.
     “Marketing Period” means the period commencing on the date six (6) months prior to the Expiration Date and ending on the Expiration Date.
     “Master Lease” means the Master Lease, dated as of December 30, 2004, between the Lessor and the Lessee as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.
     “Material” and “Materially” mean material to (i) the ability of the Lessee or the Guarantor to perform its obligations under the Operative Documents to which it is a party, or (ii) the value or condition of any Property.
     “Material Adverse Effect” means (a) a material impairment of the ability of any Lessee or the Guarantor to perform any of its obligations under any Operative Document to which it is or will be a party or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against the Guarantor or the Lessee of any Operative Document or (c) a material adverse effect on the value or condition of any Property.
     “Material Default” means any Event of Default or any Lease Default under Section 16.1 (a), (b) or (i) of the Master Lease.

Tandem Health Care of Ohio, Inc.	Definitions
     “Maturity Date” means with respect to the Capital and the Lessor Amounts, December 30, 2009, as such date may be accelerated pursuant to the Operative Documents.
     “Maximum Recourse Amount” means, with respect to each Property, 70.86% of the Property Cost of such Property.
     “Medicaid” means that certain program of medical assistance, funded jointly by the federal government and the states for impoverished individuals who are aged, blind and/or disabled, and for members of families with dependent children, which program is more fully described in Title XIX of the Social Security Act (42 U.S.C. §§1396 et seq.) and the regulations promulgated thereunder.
     “Medicare” means that certain federal program providing health insurance for eligible elderly and other individuals, under which physicians, hospitals, skilled nursing homes, home health care and other providers are reimbursed for certain covered services they provide to the beneficiaries of such program, which program is more fully described in Title XVIII of the Social Security Act (42 U.S.C. §§1395 et seq.) and the regulations promulgated thereunder.
     “Modifications” is defined in Section 10.1 of the Master Lease.
     “Monthly Payment Date” means the first day of each calendar month (other than January 1, 2005) during the Lease Term or, if any such day is not a Business Day, the next succeeding Business Day.
     “Mortgage” means that certain Open-End Mortgage, Assignment of Leases and Rents and Security Agreement dated as of December 30, 2004 from the Lessee and the Lessor to the Administrative Agent relating to the Properties, substantially in the form of Exhibit N to the Participation Agreement.
     “Mortgage Foreclosure Act” is defined in Section 16.4 of the Master Lease.
     “Multiemployer Plan” means any Plan which is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
     “Net Proceeds” means all amounts received by the Administrative Agent, the Lessor or any Participant in connection with any Casualty or Condemnation or any sale of the Property pursuant to the Administrative Agent’s or Lessor’s exercise of remedies under Section 16.2 of the Master Lease or the Lessee’s exercise of the Remarketing Option under Article XX of the Master Lease and all interest earned thereon, less the expense of claiming and collecting such amounts, including all costs and expenses in connection therewith for which the Administrative Agent or any Participant is entitled to be reimbursed pursuant to the Lease.
     “Obligations” means all obligations (monetary or otherwise) of the Lessee, the Guarantor or any Sublessee arising under or in connection with any of the Operative Documents.

Tandem Health Care of Ohio, Inc.	Definitions
     “Operative Documents” means the following:
(a)	the Participation Agreement;

(b)	the Master Lease;

(c)	each Lease Supplement;

(d)	the Receivables Purchase Agreement;

(e)	each Certificate;

(f)	the Assignment of Lease and Rent;

(g)	each Deed and Bill of Sale;

(h)	the Security Agreement;

(i)	the Financing Statements;

(j)	the Lessee Stock Pledge;

(k)	the Assignment of Certificates of Deposit (and the Certificate(s) of Deposit);

(l)	the Mortgage;

(m)	the Guaranty;

(n)	the Sublessee Stock Pledge; and

(o)	the Sublessee Security Agreement.
     “Original Executed Counterpart” is defined in Section 26.9 of the Master Lease.
     “Overdue Rate” means, with respect to any Capital or Lessor Amount, the ROC or Yield Rate then in effect for such Capital or Lessor Amount, as the case may be, plus two percent (2%).
     “Partial Termination Dale” is defined in Section 15.2 of the Master Lease.
     “Partial Termination Notice” is defined in Section 15.1 of the Master Lease.
     “Participant Balance” means, with respect to any Participant as of any date of determination: (i) with respect to any Purchaser, an amount equal to the aggregate outstanding Capital of such Purchaser, together with all accrued and unpaid ROC thereon and all other amounts owed to such Purchaser under the Operative Documents or (ii) with respect to the

Tandem Health Care of Ohio, Inc.	Definitions
Lessor, an amount equal to the aggregate outstanding Lessor Amounts, together with all amounts of accrued and unpaid Yield thereon and all other amounts owed to the Lessor under the Operative Documents.
     “Participants” means, collectively, each Purchaser and the Lessor, and their successors and assigns.
     “Participation Agreement” means the Participation Agreement dated as of December 30, 2004, among the Lessee, the Guarantor, the Lessor, the Purchasers and the Administrative Agent as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.
     “Payment Date” means (a) each Scheduled Payment Date and (b) each date on which Basic Rent is required to be paid by the Lessee.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
     “Permitted Property Liens” means, (a) with respect to any Property, any of the following:
     (i) the respective rights and interests of the parties to the Operative Documents as provided in the Operative Documents;
     (ii) the rights of any sublessee under a Permitted Sublease;
     (iii) Liens for Taxes that either are not yet subject to interest or penalties or are being contested in accordance with the provisions of Section 12.1 of the Master Lease;
     (iv) Liens arising by operation of law, materialmen’s, mechanics’, workers’, repairmen’s, employees’, carriers’, warehousemen’s and other like Liens in connection with any Modifications or arising in the ordinary course of business for amounts that either are not more than sixty (60) days past due or are being diligently contested in good faith by appropriate proceedings, so long as such proceedings satisfy the conditions for the continuation of proceedings to contest Taxes set forth in Section 12.1 of the Master Lease;
     (v) Liens of any of the types referred to in clause (iv) above that have been bonded for not less than the full amount in dispute (or as to which other security arrangements satisfactory to the Administrative Agent have been made), which bonding (or arrangements) shall comply with applicable Requirements of Law, and has effectively stayed any execution or enforcement of such Liens;
     (vi) Liens arising out of judgments or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith and for the payment of which adequate reserves have been provided as required by GAAP or other appropriate provisions have been made, so long as such proceedings have the effect of staying the

Tandem Health Care of Ohio, Inc.	Definitions
execution of such judgments or awards and satisfy the conditions for the continuation of proceedings to contest Taxes set forth in Section 12.1 of the Master Lease;
     (vii) easements, rights of way and other encumbrances on title to real property pursuant to Section 11.2 of the Master Lease;
     (viii) Lessor Liens;
     (ix) Liens created by the Lessee with the consent of the Required Participants;
     (x) Liens described on the title insurance policies delivered with respect to such Property pursuant to Section 6.1(q) of the Participation Agreement, other than Liens described in clause (iv) or (vi) above that are not removed within forty (40) days of their discovery by the Lessee;
     (xi) all encumbrances, exceptions, restrictions, easements, rights of way, servitudes, encroachments and irregularities in title, other than Liens which, in the reasonable assessment of the Administrative Agent, materially impair the value, use or marketability of such Property or the use of such Property for its intended purpose; and
     (xii) Liens created by leasing arrangements permitted by the proviso to clause (d) of the definition of Lessee Collateral; and
     (b) with respect to any Collateral, Liens described in clauses (i), (iii), (vi), (viii) and (ix) above.
     “Permitted Sales Costs” means, with respect to each Property, all reasonable costs of sale of such Property incurred by the Lessee pursuant to Section 20.1 of the Master Lease which costs are of a type customarily paid by sellers of properties comparable to the applicable Property in the market where such Property is being sold; provided that “Permitted Sales Costs” shall not include any costs of repairs, alterations or modifications (including Required Modifications) desired by the purchaser of any Property or required to cause any Property to comply with the requirements of the Master Lease.
     “Permitted Sublease” means a sublease of a Property to a Sublessee in form and substance satisfactory to the Administrative Agent.
     “Person” shall mean an individual, partnership, limited liability company, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.
     “Plan” shall mean any employee pension benefit plan (as such term is defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Guarantor or any ERISA Affiliate.
     “Prime Rate” means the rate of interest announced by Key Bank National Association from time to time as its prime commercial rate, or equivalent.

Tandem Health Care of Ohio, Inc.	Definitions
     “Property” means each skilled nursing facility or other convalescent facility, title to which is held by the Lessor and leased to the Lessee under the Lease, including (i) the Lessor’s interest in each parcel of Land, as owner in fee simple thereof, (ii) all of the Improvements at any time located on or under such Land, and (iii) the Equipment at any time located on or under such Land.
     “Property Balance” means, with respect to any Property, an amount equal to the outstanding amount of the Capital and Lessor Amounts relating to such Property, plus all accrued and unpaid ROC and Yield thereon, plus any Supplemental Rent related to such Property or allocable to such Property plus any other amounts due and owing to the Participants with respect to such Property or allocable to such Property.
     “Property Condition Report” means, with respect to any Property, an inspection report in form and substance satisfactory to the Administrative Agent and each Participant from an engineer or consultant satisfactory to the Administrative Agent and each Participant with respect to the physical condition of such Property and its major components and physical plant, repairs necessary and projected to be necessary during the useful life thereof and such other matters as the Administrative Agent or any such Participant may request.
     “Property Cost” means, with respect to any Property, the amount of the Advance made under the Participation Agreement with respect to such Property, as set forth on Schedule V to the Participation Agreement.
     “Pro Rata Share” means with respect to a Purchaser, a percentage equal to such Purchaser’s pro rata share of the Purchase Commitment.
     “Purchased Interests” means, at any time, the undivided percentage ownership interests in (i) the Lease Receivables, (ii) all Collateral pledged to the Administrative Agent under the Operative Documents securing Lessor’s obligations with respect to the sale of the Lease Receivables, and (iii) all payments with respect to, and other proceeds of, such Lease Receivables and Collateral.
     “Purchaser Balance” means, as of any date of determination, an amount equal to the sum of the outstanding Capital together with all accrued and unpaid ROC thereon pursuant to the Receivables Purchase Agreement and all other amounts due and payable to the Purchasers under the Operative Documents and all other amounts due and payable to the Purchasers under the Operative Documents.
     “Purchaser Basic Rent” means, as determined as of any Payment Date, the sum of (a) ROC due on the Capital, determined in accordance with Section 2.5 of the Receivables Purchase Agreement and excluding (i) any return at the applicable Overdue Rate on any installment of Purchaser Basic Rent not paid when due and (ii) any fine, penalty, interest or cost assessed or added under any agreement with a third party for nonpayment or late payment of Purchaser Basic Rent; and (b) the Fixed Rent due under Schedule VI of the Participation Agreement with respect to the Capital after giving effect to any prepayment of Fixed Rent.

Tandem Health Care of Ohio, Inc.	Definitions
     “Purchaser Commitment” means the Commitment of each Purchaser in the amount set forth on Schedule I to the Participation Agreement or on any assignment pursuant to which such Purchaser becomes a party hereto.
     “Purchaser Margin” means (a) with respect to Base Rate Advances 0.75%, and (b) with respect to Eurocurrency Rate Advances, 3.00%.
     “Purchase Notice” means an irrevocable written notice by the Lessee delivered to the Lessor pursuant to Section 18.1 of the Master Lease, notifying the Lessor of the Lessee’s intention to exercise its option pursuant to such Section, and identifying the proposed purchase date therefor.
     “Purchase Option” is defined in Section 18.1 of the Master Lease.
     “Purchase Option Price” is defined in Section 18.1 of the Master Lease.
     “Purchasers” means Key Corporate Capital Inc. and each other purchaser of an undivided percentage ownership interest in the Purchased Interests.
     “Purchasers” means, collectively, the various financial institutions that are or may from time to time become parties to the Loan Agreement as Lenders.
     “RCRA” means the Resource Conservation and Recovery Act of 1976, as amended by the Solid and Hazardous Waste Amendments of 1984, 42 U.S.C. §§6901 et seq.
     “Receivables Documents” means the Receivables Purchase Agreement and the Certificate.
     “Receivables Purchase Agreement” means the Receivables Purchase Agreement, dated as of December 31, 2005, among the Lessor, the Purchasers, and the Administrative Agent, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.
     “Receivables Purchase Agreement Default” means any event, act or condition which with notice or lapse of time, or both, would constitute a Receivables Purchase Agreement Event of Default.
     “Receivables Purchase Agreement Event of Default” is defined in Section 5.1 of the Receivables Purchase Agreement.
     “Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, dumping, seepage, spill, leak, flow, discharge, disposal or emission of a Hazardous Material.
     “Remarketing Option” is defined in Section 20.1 of the Master Lease.

Tandem Health Care of Ohio, Inc.	Definitions
     “Rent” means, collectively, the Basic Rent and the Supplemental Rent, in each case payable under the Master Lease.
     “Rents” is defined in Section 2(b) of the Assignment of Lease and Rent.
     “Rent Period” shall mean (x) with respect to any Capital or Lessor Amounts bearing ROC or Yield at the Base Rate, the calendar month immediately preceding a Scheduled Payment Date, or a portion of such calendar month during which the Capital or Lessor Amounts bear ROC or Yield by reference to the Base Rate and (y) with respect to any Capital or Lessor Amounts bearing ROC or Yield at the applicable Adjusted Eurodollar Rate that are funded on the Acquisition Date, initially the period commencing on (and including) the Acquisition Date and ending on (but excluding) the Scheduled Payment Date occurring on February 1, 2005, and thereafter each period commencing on (and including) a Scheduled Payment Date and ending on (but excluding) the Scheduled Payment Date one (1) month thereafter.
     “Reportable Event” means any of the events described in Section 4043(c) of ERISA other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.
     “Requesting Party” is defined in Section 22.1 of the Master Lease.
     “Required Modification” is defined in Section 10.1 of the Master Lease.
     “Required Participants” means at any time, Participants representing at least 66-2/3% of the aggregate principal amount of Capital and Lessor Amounts outstanding; provided that if there are fewer than three Purchasers, then any action by the Required Participants shall require all of the Purchasers; and, if there are three or more Purchasers, then any action by the Required Participants shall required at least two of the Purchasers.
     “Required Purchasers” means, at any time, (a) if there are fewer than 3 Purchasers, Purchasers representing all of the aggregate principal amount of Capital outstanding and (b) if there are three or more Purchasers, at least two Purchasers holding at least 66-2/3% of the aggregate principal amount of Capital outstanding.
     “Requirement of Law” means, as to any Person (a) the partnership agreement, certificate of incorporation, bylaws, operating agreement or other organizational or governing documents of such Person, and (b) all Federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Properties or the demolition, construction, use or alteration thereof, whether now or hereafter enacted and in force, including any that require repairs, modifications or alterations in or to the Properties or in any way limit the use and enjoyment thereof (including all building, zoning and fire codes and the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 1201 et seq, and any other similar federal, state or local laws or ordinances and the regulations promulgated thereunder) and any that may relate to environmental requirements (including all Environmental Laws), and all permits, certificates of occupancy, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments which are

Tandem Health Care of Ohio, Inc.	Definitions
either of record or known to the Lessee affecting the Properties, the Appurtenant Rights and any easements, licenses or other agreements entered into pursuant to Section 11.2 of the Master Lease.
     “Residency Agreement” means a residential lease or occupancy agreement between Manager (as agent for the Lessee or any Sublessee), as lessor, and a resident, as lessee, pursuant to which a resident agrees to lease a room or apartment at a Property.
     “Responsible Officer” of any Person means the chief executive officer, chief operating officer, chief financial officer, treasurer or chief accounting officer of such Person or any other officer of such Person involved principally in its financial administration or its controllership function.
     “Responsible Officer’s Certificate” means a certificate signed by any Responsible Officer, which certificate shall certify as true and correct the subject matter being certified to in such certificate.
     “ROC” is defined in Section 2.5(a) of the Receivables Purchase Agreement.
     “Scheduled Payment Date” means during the Lease Term;
     (i) as to any Eurodollar Capital/Lessor Amount, the last day of each applicable Rent Period and the Maturity Date; provided, however, that if any such day is not a Business Day, then the “Scheduled Payment Date” shall be the immediately succeeding Business Day (except as otherwise required by clause (ii) of the provision in the definition of “Rent Period” with respect to Eurodollar Capital/Lessor Amounts);
     (ii) as to Capital and any Lessor Amount accruing at Base Rate, each Monthly Payment Date and the Maturity Date; and
     (iii) as to Fixed Rent, on each Fixed Rent Payment Date.
     “SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
     “Securities Act” means the Securities Act of 1933, as amended from time to time.
     “Security Agreement” means the Security Agreement dated as of December 30, 2004 from the Lessee to the Administrative Agent, substantially in the form of Exhibit I to the Participation Agreement.
     “Security Documents” means the Lease, the Mortgage, the Security Agreement, the Lessee Stock Pledge, the Assignment of Lease and Rent, the Sublessee Security Agreement and the Sublessee Stock Pledge.
     “Shared Rights” is defined in Section 2(a) of the Assignment of Lease and Rent.

Tandem Health Care of Ohio, Inc.	Definitions
     “Shortfall Amount” means for each Property, as of the Expiration Date, an amount equal to (i) the Property Balance, minus (ii) the aggregate Maximum Recourse Amount received by the Lessor from the Lessee pursuant to Section 20.2(f) of the Master Lease, minus (iii) the aggregate amount of the highest, binding, written, unconditional, irrevocable cash offer to purchase such Property obtained by the Lessee pursuant to Section 20.2(c) of the Master Lease; provided, however, that if the sale of a Property to the Person or Persons submitting such offer or offers is not consummated on or prior to the Expiration Date, then the term “Shortfall Amount” shall mean an amount equal to (i) such Property Balance, minus (ii) the Maximum Recourse Amount received by the Lessor pursuant to Section 20.2(f) of the Master Lease.
     “Significant Casualty” means, as to any Property, (i) a Casualty that results in an insurance settlement on the basis of a total loss, or a constructive or compromised total loss, (ii) a Casualty that in the reasonable, good faith judgment of the Administrative Agent, determined after consultation in good faith with the Lessee and giving special consideration to the Lessee’s or any Sublessee’s provision of care to residents, compliance with Applicable Law and prudent standards of care with respect to the operation of the affected Property, either (a) renders such Property unsuitable for continued use as a skilled nursing facility or (b) is so substantial in nature that restoration of such Property to substantially its condition as existed immediately prior to such Casualty would be impracticable or impossible.
     “Significant Condemnation” means, with respect to a Property, (i) a Condemnation that involves a taking of the Lessor’s entire title to the related Land, (ii) a Condemnation that results in loss of possession of such Property by the Lessee for a period in excess of one hundred eighty (180) consecutive days, or (iii) a Condemnation that in the reasonable, good faith judgment of the Administrative Agent, determined after consultation in good faith with the Lessee and giving special consideration to the Lessee’s or any Sublessee’s provision of care to residents, compliance with Applicable Law and prudent standards of care with respect to the operation of the affected Property, either (a) renders such Property unsuitable for continued use as a skilled nursing facility or (b) is such that restoration of such Property to substantially its condition as existed immediately prior to such Condemnation would be impracticable or impossible.
     “Significant Event” means (i) a Significant Casualty, (ii) a Significant Condemnation or (iii) the occurrence of an Environmental Violation where the costs to clean up or remediate the same are reasonably estimated by the Lessee to exceed $1,000,000.
     “Solvent” means with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the

Tandem Health Care of Ohio, Inc.	Definitions
prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability taking into account any subrogation and contribution rights.
     “Subject Improvements” is defined in each Lease Supplement.
     “Subject Land” is defined in each Lease Supplement.
     “Subject Property” is defined in each Lease Supplement.
     “Sublessee Collateral” means all collateral pledged by the Sublessees pursuant to the Sublessee Security Agreement.
     “Sublessee Security Agreement” means the Security Agreement dated as of December 30, 2004 from the Sublessees to the Administrative Agent, substantially in the form of Exhibit P to the Participation Agreement.
     “Sublessee Stock Pledge” means the Stock Pledge dated as of December 30, 2004 from the Lessee to the Administrative Agent, substantially in the form of Exhibit O to the Participation Agreement.
     “Subsidiary” means as to any particular parent corporation any corporation of which more than 50% (by number of votes) of the Voting Stock shall be beneficially owned, directly or indirectly, by such parent corporation.
     “Supplemental Collateral” means one or more Certificates of Deposit in an aggregate principal amount equal to 100% of the Lessor Amounts as of the Acquisition Date issued by a bank or banks satisfactory to the Lessor and to be held and applied pursuant to the Assignment of Certificates of Deposit.
     “Supplemental Rent” means all amounts, liabilities and obligations (other than Basic Rent) which the Lessee assumes or agrees to pay to the Lessor, the Administrative Agent, any Purchaser or any other Person under the Master Lease, or under any of the other Operative Documents, including, without limitation, Break Costs, Maximum Recourse Amounts, the Shortfall Amount, amounts due pursuant to Section 13.2 of the Participation Agreement and payments pursuant to Sections 15.2 of the Master Lease and Articles XVIII and XX of the Master Lease.
     “Tax Indemnitee” means each Purchaser, the Lessor and the Administrative Agent.
     “Taxes” is defined in the definition of Impositions.

Tandem Health Care of Ohio, Inc.	Definitions
     “Transaction Expenses” means all costs and expenses incurred in connection with the preparation, execution and delivery of the Operative Documents and the transactions contemplated by the Operative Documents including without limitation:
     (a) the reasonable fees, out-of-pocket expenses and disbursements of Schiff Hardin LLP, special counsel for the Administrative Agent and the Participants, and such reasonable fees, expenses and disbursements of counsel for the Lessee and the Guarantor, in documenting and negotiating the terms of the Operative Documents and the other transaction documents, preparing for the closing under, and rendering opinions in connection with, such transactions and in rendering other services customary for counsel representing parties to transactions of the types involved in the transactions contemplated by the Operative Documents;
     (b) any other reasonable fees, out-of-pocket expenses and disbursements of special counsel for the Administrative Agent, Arranger and the Participants in connection with the transactions contemplated to occur on the Acquisition Date;
     (c) any and all search costs and Taxes and fees incurred in recording, registering or filing any Operative Document or any other transaction document, any deed, declaration, mortgage, security agreement, notice or financing statement with any public office, registry or governmental agency required by the Operative Documents in connection with the transactions contemplated by the Operative Documents;
     (d) all reasonable out-of-pocket expenses, disbursements and costs of the Administrative Agent and the Participants paid or incurred in connection with the transactions contemplated by the Operative Documents (including without limitation the transactions contemplated to occur on the Acquisition Date);
     (e) all title fees, premiums and escrow costs and other expenses relating to title insurance and the closing contemplated by the Operative Documents;
     (f) all expenses relating to Environmental Audits required to be delivered pursuant to Section 6.1(h) of the Participation Agreement;
     (g) all fees and other expenses relating to Appraisals required to be delivered pursuant to Section 6.1(d) of the Participation Agreement; and
     (h) the fees payable by the Lessee pursuant to Section 4.4 of the Participation Agreement.
     “Transactions” shall mean the transactions contemplated under the Participation Agreement and each of the other Operative Documents.
     “Transferee” is defined in Section 12.3 of the Participation Agreement.

Tandem Health Care of Ohio, Inc.	Definitions
     “Uniform Commercial Code” and “UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.
     “Unmatured Event of Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.
     “U.S. Dollars” and “$” each means the lawful currency of the United States of America.
     “Voting Stock” means securities of any class or classes of a corporation, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the board of directors of such corporation.
     “Yield” is defined in Section 4.1 (a) of the Participation Agreement.
     “Yield Rate” means the sum of Adjusted Eurodollar Rate plus the Lessor Margin (subject to the provisions of Section 13.8 of the Participation Agreement).